Filed with the Securities and Exchange Commission on April 28, 1999

                            Registration No. 33-89676
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         Post-effective Amendment No. 4
                                   On Form S-2



            Registration Statement Under The Securities Act of 1933*

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                                       63
            (Primary Standard Industrial Classification Code Number)

                                   06-1241288
                      (I.R.S. Employer Identification No.)

         ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    M. PRISCILLA PANNELL, CORPORATE SECRETARY
         ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy To:


                            T. RICHARD KENNEDY, ESQ.

                               WERNER & KENNEDY
             1633 Broadway, New York, New York 10019 (212) 408-6900
             -------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: May 3, 1999 or as soon as practical after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following: X . --

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following: ___.

                         Calculation of Registration Fee

=================================================================================================================================
            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit               price**                 fee
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
          Annuity Contracts                                                        $0                    $0
---------------------------------------------------------------------------------------------------------------------------------

*Pursuant to Rule 429 under the Securities Act of 1934, the prospectus contained in this Registration Statement also relates to annuity contracts which are covered by earlier registration statements, including Registration File Numbers 33-26122, 33-58536 and 33-84306.
**The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

--------------------------------------------------------------------------------
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
GMA

GMA S2
          Cross reference sheet pursuant to Regulation S-K, Item 501(b)

Form S-2 Item No. and Caption                                                                            Prospectus Heading

1.       Forepart of the Registration                                                                   Outside Front Cover
         Statement and Outside
         Front Cover Page of
         Prospectus

2.       Inside Front and Outside                                                                        Inside Front Cover
         Back Cover Pages of
         Prospectus

3.       Summary Information, Risk                                                                        Summary; Interest
         Factors and Ratio of                                                                         Crediting; Surrenders
         Earnings to Fixed Charges

4.       Use of Proceeds                                                                                        Investments

5.       Determination of Offering Price                                                                     Not applicable

6.       Dilution                                                                                            Not applicable

7.       Selling Security Holders                                                                            Not applicable

8.       Plan of Distribution                                                                                  Distribution

9.       Description of Securities                                                                         Annuity Features
         to be Registered

10.      Interests of Named Experts                                                                          Not applicable
         and Counsel

11.      Information with Respect                                                                               The Company
         to the Registrant

12.      Incorporation of Certain Documents by Reference                    Incorporation of Certain Documents by Reference

13.      Disclosure of Commission
         Position on Indemnification for
         Securities Act Liabilities                                                                         Indemnification

                                                                                                            Part II Heading

14.      Other Expenses of Issuance                                                              Other Expenses of Issuance
         and Distribution                                                                                  and Distribution

15.      Indemnification of Directors                                                                   Indemnification of
         and Officers                                                                                Directors and Officers

16.      Exhibits                                                                                                  Exhibits

17.      Undertakings                                                                                          Undertakings







                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                 One Corporate Drive, Shelton, Connecticut 06484

This Prospectus describes the Guaranteed Maturity Annuity (the "Annuity") issued by American Skandia Life Assurance Corporation ("American Skandia"). We may simultaneously offer several types of contracts. You may or may not be eligible for more than one type of contract. Certain features, such as the existence of or level of certain charges, may differ among various types of contracts. We may also declare different interest rates for different types of contracts. Various rights and benefits may differ among jurisdictions to meet applicable laws and/or regulations.

This Annuity is made available as participating interests in a group contract or as an individual contract. Participants in a group contract are issued certificates reflecting their rights and privileges. Eligible individuals who may participate in a group contract include those who have established accounts with certain broker-dealers who have entered into a distribution agreement to offer participating interests in a contract, as well as members of other eligible groups, such as employees of an employer. Purchasers of individual contracts are issued a contract (see "Distribution"). Both the certificates and individual contracts are hereafter referred to as the "Contract." Contracts or certain types of Contracts may not be available in all jurisdictions.

We offer various interest rate Guarantee Periods (see "Guarantee Periods"). The minimum premium we will accept from you is $5,000, which may be used to purchase multiple Contracts with different Guarantee Periods. Our minimum amount per Contract is $2,000. The minimum premium we will accept from you which may be used to purchase a contract in conjunction with a qualified plan is $2,000. A Contract is issued as evidence of the acceptance of each premium or portion of a premium. We issue an additional Contract for any subsequent premium accepted (see "Application and Premium Payment").

Values and benefits provided by the Annuity are funded by the general account assets of American Skandia (see "Investments").

These securities may be subject to substantial charges which could result in your receipt of less than your premium if you surrender your contract. Whether such a result actually occurs depends on the timing of any surrender, the amount of such charges and the interest rates we are crediting to contracts. Such charges are the market value adjustment, any sales charge we may deduct from your premium, and any surrender charge. The actual charges will be shown in your Contract. (see "Market Value Adjustment", "Sales Charge" and "Surrenders").

The interest rate in subsequent guarantee periods may be more or less than the rate in a previous period. However, the rates may not be lower than a minimum determined in relation to an index, but may be higher. Such index is not controlled by American Skandia. A 3.0% minimum rate may be required for contracts issued in certain jurisdictions, including contracts issued for delivery in New York, if available (see "Interest Rates").

--------------------------------------------------------------------------------
Purchase payments under these Annuities are not deposits or obligations of, or guaranteed or endorsed by, any bank or bank subsidiary, are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency and are not insured by the Securities Investor Protection Corporation ("SIPC") as to the loss of the principal amount invested.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

                  FOR FURTHER INFORMATION CALL 1-800-752-6342.
--------------------------------------------------------------------------------
GMA-PROS-(5/99)
Issued by: American Skandia Life Assurance Corporation
Prospectus Dated:  May 3, 1999

                  THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

                                                         TABLE OF CONTENTS

Glossary of Terms.........................................................................................................5
Summary of Annuity Features...............................................................................................7
Guarantee Periods & Interest Rates........................................................................................7
Death Benefits and Annuitization..........................................................................................7
Access to Account Value...................................................................................................7
Charges...................................................................................................................8
Miscellaneous.............................................................................................................8
Purchasing your Annuity...................................................................................................9
   APPLICATION AND INITIAL PAYMENT........................................................................................9
   RIGHT TO CANCEL........................................................................................................9
Fees and Charges..........................................................................................................9
   SALES CHARGE...........................................................................................................9
   Surrender Charge......................................................................................................10
Managing Your Annuity....................................................................................................10
   PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS...................................................................10
   ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS....................................................................11
Managing Your Account Value..............................................................................................12
   Guarantee Periods.....................................................................................................12
   Alternate Guarantee Periods...........................................................................................12
   Interest Rates........................................................................................................13
   Market Value Adjustment...............................................................................................14
Access To Account Value..................................................................................................14
   SURRENDERS............................................................................................................14
   MEDICALLY-RELATED WITHDRAWALS.........................................................................................15
   FREE WITHDRAWAL PRIVILEGE.............................................................................................15
   QUALIFIED PLAN WITHDRAWAL LIMITATIONS.................................................................................16
   DEFERRAL OF PAYMENT...................................................................................................16
   ANNUITY DATE..........................................................................................................16
   ANNUITY OPTIONS.......................................................................................................16
Death Benefit............................................................................................................17
Tax Considerations.......................................................................................................18
   WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?......................................................18
   HOW IS AMERICAN SKANDIA TAXED?........................................................................................18
   IN GENERAL, HOW ARE ANNUITIES TAXED?..................................................................................18
   HOW ARE DISTRIBUTIONS TAXED?..........................................................................................18
   WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?..........................19
   HOW ARE DISTRIBUTIONS FROM TAX-QUALIFIED RETIREMENT PLANS TAXED?......................................................21
   GENERAL TAX CONSIDERATIONS............................................................................................21
General Information......................................................................................................22
   REPORTS TO YOU........................................................................................................22
   WHO IS AMERICAN SKANDIA?..............................................................................................23
   Separate Account D....................................................................................................23
   ADMINISTRATION OF TRANSACTIONS........................................................................................23
   AGE LIMITS............................................................................................................24
   ASSIGNMENTS OR PLEDGES................................................................................................24
   MISSTATEMENT OF AGE OR SEX............................................................................................24
   CONTRACT MODIFICATION.................................................................................................24
   INVESTMENT MANAGEMENT.................................................................................................24
   CURRENT INVESTMENT GUIDELINES.........................................................................................24
   DISTRIBUTION..........................................................................................................24
   LEGAL EXPERTS.........................................................................................................25
   LEGAL PROCEEDINGS.....................................................................................................25
   LEGAL COUNSEL.........................................................................................................25
   EXPERTS...............................................................................................................25
   INDEMNIFICATION.......................................................................................................25
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................................................25
   HOW TO CONTACT US.....................................................................................................25
   EXECUTIVE OFFICERS AND DIRECTORS......................................................................................26
   FINANCIAL STATEMENTS..................................................................................................28
APPENDIX A Financial information about American Skandia Life Assurance Corporation........................................1
     SELECTED FINANCIAL DATA..............................................................................................2
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................................3
     AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN SKANDIA LIFE ASSURANCE CORPORATION.............................1
APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT......................................................................1
APPENDIX C - ILLUSTRATION OF INTEREST CREDITING...........................................................................1

                                                         GLOSSARY OF TERMS

ANNUITANT is the person upon whose life your Contract is issued.

ANNUITY is the Guaranteed Maturity Annuity.

ANNUITY DATE is the date on which annuity payments are to commence.

BENEFICIARY(IES) is (are) the person(s) designated by you, either as of the Contract Date or at a later date, as the recipient of the death benefit.

CONTINGENT ANNUITANT is the person designated by you to become the Annuitant on the Annuitant's death prior to the Annuity Date.

CONTRACT, for purposes of this Prospectus, is your individual Annuity, or with respect to a group Annuity, the certificate evidencing your participation in an underlying group Annuity. It also represents an account we set up and maintain to track our obligations to you.

CONTRACT DATE is the effective date of your Contract (shown as your "Certificate Date" with respect to a group Annuity).

CONTRACT YEARS are continuous 12-month periods commencing on the Contract Date and each anniversary of the Contract Date.

CURRENT RATE is the applicable interest rate we offer for a Guarantee Period for your type of Contract. Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different types of Contracts.

GROSS SURRENDER VALUE is, as of any date, that portion of the Interim Value you specify for a full or partial surrender.

GUARANTEE PERIOD is the period during which the rate at which interest is credited to your Contract is guaranteed.

IN WRITING is in a written form satisfactory to us and filed at the Office.

INITIAL GUARANTEE RATE is the rate of interest credited during the initial Guarantee Period for a Contract.

INTERIM VALUE is, as of any date, the Net Premium credited to a Contract plus all interest credited on such Net Premium, less the sum of all previous Gross Surrender Values and interest thereon from the date of each surrender, plus or minus any market value adjustment made when choosing an alternate Guarantee Period and interest thereon from the date such alternate Guarantee Period begins.

NET PREMIUM is a premium less any applicable sales charge applied to premium when received and any applicable premium tax deducted upon receipt of premium.

NET SURRENDER VALUE is the amount payable on a full or partial surrender after the application of any charges and market value adjustment.

OFFICE is our business office, American Skandia Life Assurance Corporation, One Corporate Drive, P.O. Box 883, Shelton, Connecticut 06484.

PARTICIPANT is either an eligible entity or person who participates in a group Contract or is named as having ownership rights in relation to an Annuity issued as an individual contract. Eligibility depends on the specific Contract.

SUBSEQUENT GUARANTEE RATE is the rate of interest established by us for crediting to your Contract during a subsequent Guarantee Period.

SURRENDER DATE is the date we receive a completed request In Writing for a surrender.

"We", "us", "our" or "the Company" means American Skandia Life Assurance Corporation.

"You" or "your" means the Participant.

                           SUMMARY OF ANNUITY FEATURES

The Guaranteed Maturity Annuity is designed to allow you to accumulate funds for long term goals, such as retirement, on a tax-deferred basis. You may apply the accumulated funds on the Annuity Date to receive a stream of income payments.

                       GUARANTEE PERIODS & INTEREST RATES

Initial Guarantee Periods: You select an initial Guarantee Period among those we currently offer. If we accept the premium, we then issue a Contract. The initial Guarantee Period begins on the Contract Date (see "Application and Premium Payment" and "Guarantee Periods").

Subsequent Guarantee Periods: At the end of a Guarantee Period, a subsequent Guarantee Period begins, unless you have chosen such date as the Annuity Date. We reserve the right to make available different Guarantee Periods than those which were available when your Contract was issued. The subsequent Guarantee Period will be the same as the previous one (or the next shortest one if that duration is no longer available) unless we receive instructions from you In Writing at least two business days before the close of the Guarantee Period then ending. However, the subsequent Guarantee Period may not end beyond the Annuity Date (see "Guarantee Periods").

Alternate Guarantee Periods: You may choose, subject to certain limitations, to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end. Exercising this privilege will subject your Interim Value to a market value adjustment, but not to a surrender charge. You may also need to change your Annuity Date in order to exercise this privilege (see "Alternate Guarantee Periods").

Interest Rates: We declare interest rates for the available Guarantee Periods from time to time. The rate applicable throughout any Guarantee Period is the one in effect when such Guarantee Period begins. The rates we declare are subject to a minimum, but we may declare higher rates. The minimum is determined in relation to an index we do not control. For Contracts issued for delivery in certain jurisdictions, including New York, if available, rates may not be lower than 3%, irrespective of the index.

We reserve the right to simultaneously declare Subsequent Guarantee Rates for existing Contracts that are higher than Current Rates for the Guarantee Periods of the same duration applicable to newly issued Contracts of the same type, where allowed by law and regulation (see "Interest Rates").

Market Value Adjustment: The market value adjustment may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, is not affected by this adjustment. In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period.

The adjustment reflects the relationship as of the time of its calculation between: (a) the rate then being credited to your Contract; and (b) the Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment equally sensitive to such changes. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all contracts of the same type, and cannot exceed 0.25% of interest for any type of Contract. (see "Market Value Adjustment").

                        DEATH BENEFITS AND ANNUITIZATION
Death Benefits: A death benefit of the greater of your Contract's Interim Value or 100% of premium less the sum of all prior Gross Surrender Values, is provided in the event of your death or the Annuitant's death (if there is no Contingent Annuitant) if occurring both (a) prior to the Annuity Date, and (b) before the beginning of the Contract Year which starts following the earlier of your or the Annuitant's 85th birthday (see "Death Benefit").

Annuity Date and Annuity Options: You may choose the Annuity Date. However, it must be the first day of the first month on or after the end of a Guarantee Period, and after the third Contract Year. You may choose among a number of annuity options (see "Annuity Date" and "Annuity Options").

                             ACCESS TO ACCOUNT VALUE
Surrenders: Total and partial surrenders of your Contract are permitted prior to the Annuity Date. Such total or partial surrenders may be assessed a surrender charge and/or a market value adjustment (see "Surrenders"). A full or partial surrender may result in a taxable event, and in certain situations, a tax penalty (see "Certain Tax Considerations").

Free Withdrawal Privilege: Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts added due to premium size (see "Free Withdrawal Privilege").

Medically-Related Withdrawals: Where permitted by law, any applicable surrender charge or market value adjustment is waived on a full surrender if we receive satisfactory evidence of certain medically-related events or conditions (see "Medically-Related Withdrawals").

                                    CHARGES

Sales Charge: This Contract does not feature a sales charge. However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge").

Surrender Charge: This Contract imposes a surrender charge upon any full or partial surrender taken with six (6) years of a premium payment. However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract. For those Contracts that feature a surrender charge, the amount shown on a Supplement to this Prospectus as well as in your Contract. For those Contracts that feature a surrender charge, the amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.


Premium Taxes: In several states, a premium tax is payable, either when premiums are received or, when the Interim Value is applied under an annuity option. We will deduct the amount of the premium tax payable, if any, from your premiums or Interim Value. The amount of the premium tax varies from jurisdiction to jurisdiction, which any state legislature may change. Also, any state legislature may decide to impose the tax when premium payments are made. In those jurisdictions imposing such a tax, the tax rates currently in effect range up to 3 1/2%. However, local taxes may be higher.

                                  MISCELLANEOUS
Breakpoints: We reserve the right to make additions to the Interim Values of Contracts of Owners submitting large amounts of premium, wherever allowed by law. As of the date of this Prospectus, the breakpoints for such treatment are premiums of $500,000, $1,000,000 and $5,000,000. We reserve the right to change these breakpoints (see "Breakpoints").

Multiple Contracts: We issue a Contract for each acceptable premium or portion thereof, subject to our rules for minimum amounts per Contract. Subsequent discussion in this Prospectus will be in terms of a single Contract.

                             PURCHASING YOUR ANNUITY

APPLICATION AND INITIAL PAYMENT
We may require a properly completed application or enrollment form, a premium, and any other materials under our underwriting rules before we agree to issue an Annuity. We may issue an Annuity without completion of an application or enrollment form for certain classes of Annuities, where permitted by law.

We offer various initial Guarantee Periods. Subject to our rules, you may choose to have your Net Premium or portions thereof accumulate interest for one or more of the Guarantee Periods then available. While we may issue multiple Contracts, such multiple Contracts may be treated for tax purposes as if they were a single Contract (see "Certain Tax Considerations"). No Guarantee Period may end later than the Annuity Date.

Once we accept your premium and all our requirements are met, we issue a Contract for each initial Guarantee Period you choose. The minimum premium we will accept from you is $5,000. Our minimum amount per Contract is $2,000. Therefore, you could choose one but not more than two Guarantee Periods if you sent the minimum premium amount. The minimum premium we will accept from you which may be used to purchase a Contract in conjunction with a qualified plan is $2,000. Our prior approval is required before we will accept a premium of any amount that would cause the combined Interim Value of all your Contracts to exceed $500,000.

We confirm each premium payment in writing.

RIGHT TO CANCEL
You may return your Contract for a refund within a specified period. Depending on the applicable legal and regulatory requirements, this period may be within ten days of receipt, twenty-one days of receipt or longer. Unless we are required by law to return the premium amount, the amount of the refund will equal the Interim Value times the market value adjustment as of the date we receive the cancellation request plus any amount deducted for premium tax and/or any sales charge, less the accumulated value of any additions we make because of the amount of premium paid. When your Contract is issued, you will be informed of the amount due if you exercise this right. Exercising the right requires return of the Contract to us or to the representative who solicited your purchase.


                                FEES AND CHARGES

SALES CHARGE

This Contract does not feature a sales charge.

However, we also offer a version of this Contract that does feature a sales charge. If you purchase a version of this Contract that features a sales charge, the amount and schedule of the sales charge will be shown on a Supplement to this Prospectus as well as in your Contract. Any such sales charge percentages may be level or decrease according to a specified schedule (see "Sales Charge"). As of the date of this Prospectus, we were not offering Contracts with sales charges in excess of 6% of premium upon receipt. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium upon receipt. Sales charge percentages may be level or may decrease according to a specified schedule. For example, a Contract could have a schedule of sales charges such that 5% is assessed against the first $10,000 of the cumulative premiums paid by a Participant, 4% is assessed against the next $10,000 of cumulative premiums paid by that Participant, and 3% assessed against cumulative premiums paid by a Participant in excess of $20,000. This example is hypothetical. The actual amount and schedule for such a charge, if any, will be shown on a Supplement to the Prospectus as well as in your Contract.

From time to time we may structure sales charges for a group Contract, or we may reduce or waive sales charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors, including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No sales charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Breakpoints").

Any elimination of any sales charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

Depending on the Guarantee Period you choose and the Interest Rate Credited To Your Contract, Assessment Of A Substantial Sales Charge Could Result In Your Receipt Of Less Than Your Premium Even If You Surrender Your Contract At The End Of A Guarantee Period. For example, if you chose a one-year Guarantee Period, we were crediting 4% interest per year when your Guarantee Period began, and the sales charge was 5% of your premium, you would receive less than your premium if you surrendered your Contract at the end of the initial Guarantee Period. You could also receive less than your premium due to any applicable surrender charge and the market value adjustment (see "Surrenders").

Surrender Charge

This contract imposes a surrender charge upon any full or partial surrender taken within six (6) years of a premium payment. The amount of the charge is calculated at 6.0% of the Gross Surrender Value deemed to be a liquidation of premium.

However, we also offer a version of this Contract that does not feature a surrender charge. If you purchase a version of this Contract that does not feature a surrender charge, the Contract will have a sales charge as discussed above and as shown on a Supplement to this Prospectus as well as in your Contract.

For those Contracts that feature a surrender charge, the type and level of charges will be shown in your Contract. The charge may be level for a specified number of years or it may start at a particular level and then grade down to zero over a specified number of years. The charge may also depend on the duration of the Initial Guarantee Period you select. As of the date of this Prospectus, we were not offering Contracts with surrender charges in excess of 6% of premium. However, we reserve the right to offer new types of Contracts with sales charges of not more than 8.5% of premium. In addition, if both a Sales Charge and a Surrender Charge exist in the same Contract, the total of both charges will not exceed 8.5% of premium.

When the surrender charge is assessable against the amount of premium being liquidated, then surrenders or partial surrenders, except for those amounts taken under the free withdrawal provision, are deemed for the purpose of this charge to be first a liquidation of premium. Amounts taken under the free withdrawal privilege are not considered a liquidation of premium. On a partial surrender, Gross Surrender Value is deemed to come first from: (a) any interest then available under the free withdrawal provision; then from (b) any premium not yet liquidated, and then from (c) any remaining interest and any amounts credited due to premium size (see "Breakpoints"). This does not coincide with the treatment of such surrenders for tax purposes (see "Certain Tax Considerations).

From time to time we may structure surrender charges for a group Contract, or we may reduce or waive surrender charges for individual Contracts, when either are sold in a manner that reduces sales expenses or spreads them out over time. We would consider various factors including (1) the size and type of group, (2) the amount of premiums, (3) additional premiums from existing Participants, and/or
(4) other transactions where our sales expenses are likely to be reduced, eliminated or spread out over time.

No surrender charge is imposed when any group Contract or any individual Contract issued pursuant to this Prospectus is owned on its Contract Date by:
(a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodianship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with American Skandia Marketing, Incorporated; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) such person's child(ren) or other legal dependent under the age of 21; and (j) the siblings of any such persons noted in (b) through (h) above. No such group Contract or individual Contract is eligible for any Additional Amount due to the size of premiums (see "Breakpoints").

Any elimination of any surrender charge or any reduction to the amount of such charges will not discriminate unfairly between Contract purchasers. We will not make any such changes to this charge where prohibited by law.

                              MANAGING YOUR ANNUITY

PARTICIPANT, ANNUITANT AND BENEFICIARY DESIGNATIONS
When you purchase an Annuity, you must make certain designations, including a Participant and an Annuitant. You may also make certain other designations. These designations include a contingent Participant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary. Certain designations are required, as indicated below. Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

Some of the tax implications of the various designations are discussed in the section entitled "Certain Tax Considerations". However, there are other tax issues than those addressed in that section, including, but not limited to, estate and inheritance tax issues. You should consult with a competent tax counselor regarding the tax implications of various designations. You should also consult with a competent legal advisor as to the implications of certain designations in relation to an estate, bankruptcy, community property where applicable and other matters.

A Participant must be designated. You may designate more than one Participant. If you do, all rights reserved to Participants are then held jointly. We require consent In Writing of all joint Participants for any transaction for which we require the written consent of Participants. Where required by law, we require the consent of the spouse of any person with a vested interest in an Annuity. Naming someone other than the payor of a premium as the Participant may have gift, estate or other tax implications.

You may designate more than one primary or contingent Beneficiary and if you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing. The Beneficiary is the person or persons entitled to receive the death benefit or remaining certain payments under an annuity option with certain payments. Unless you indicated that a prior choice was irrevocable, you may change these designations at any time during the Annuitant's lifetime by sending a request In Writing.

If a Participant's spouse is designated as the sole primary Beneficiary of the Annuity and the Participant dies prior to the Annuity Date, the Participant's Spouse, as Beneficiary, may elect to be treated as Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. If the Annuity is owned jointly by both spouses, and the primary Beneficiary is designated as "surviving spouse", each spouse named individually, or a designation of similar intent, then upon the death of either Participant, the surviving spouse may elect to be treated as Participant.

If the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive at the time of the death upon which death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

You may name one or more Contingent Annuitants. There may be adverse tax consequences if a Contingent Annuitant succeeds an Annuitant and the Contract is owned by a trust that is neither tax exempt nor does not qualify for preferred treatment under certain sections of the Code, such as Section 401 (a "non-qualified" trust). In general, the Code is designed to prevent the benefit of tax deferral from continuing for long periods of time on an indefinite basis. Continuing the benefit of tax deferral by naming one or more Contingent Annuitants when the Contract is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Contingent Annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Contingent Annuitant if you expect to use a Contract in such a fashion. You must name Contingent Annuitants according to our rules when a Contract is used as a funding vehicle for certain retirement plans designed to meet the requirements of Section 401 of the Internal Revenue Code.

ADDITIONAL AMOUNTS ON QUALIFYING PURCHASE PAYMENTS
Wherever allowed by law, we reserve the right to make additions to the Interim Values of Contracts of Participants submitting large amounts of premium.

The current breakpoints for qualifying for such additional amounts and the amount we credit are as follows:

    ----------------------------------------------- -----------------------
                    Purchase Payment                   Additional Amount*
    ----------------------------------------------- -----------------------
    ----------------------------------------------- -----------------------
        At least $500,000 but less than $1,000,000              1.25%
    ----------------------------------------------- -----------------------
    ----------------------------------------------- -----------------------
        Between $1,000,000  and $4,999,999                      3.00%
    ----------------------------------------------- -----------------------
    ----------------------------------------------- -----------------------
        $5,000,000 or greater                                   3.75%
    ----------------------------------------------- -----------------------
        * as a percentage of the Purchase Payment.

As of the date of the Prospectus we make such a program available for Contracts that do not otherwise differentiate sales charges or surrender charges on the amount of premium received. However, we reserve the right to modify, suspend or terminate it at any time, or from time to time, without notice.

If you submit premium to purchase multiple Contracts, we divide the additions to the Contracts then being purchased in the same proportion as the premium is being divided among such Contracts.

Should you have a right to cancel your Contract (see "Right to Cancel") and exercise such a right, the accumulated value of the additional amount credited will not be included in the amount returned to you.

We do not consider additional amounts credited due to premium size to be an increase in your "investment in the contract" (see "Certain Tax Considerations).

Additional amounts credited are not included in any amounts you may withdraw without assessment of any applicable surrender charge (see "Free Withdrawal Privilege").


                           MANAGING YOUR ACCOUNT VALUE

Guarantee Periods
As of the date of this Prospectus, we offer Guarantee Periods with annual durations of one to ten years. We may change the Guarantee Periods we offer at some future date; however, any such change will not have an impact on any Guarantee Period then in effect. See Appendix C for an illustration of how interest is credited during a Guarantee Period.

At the end of a Guarantee Period that occurs prior to the Annuity Date, a subsequent Guarantee Period begins. At least 30 days prior to the end of any Guarantee Period of at least a year's duration, or earlier where required by law or regulation, we inform you of the Guarantee Periods available as of the date of such notice. We do not provide a similar notice if the Guarantee Period that is ending is of less than a year's duration. Subject to our rules, a subsequent Guarantee Period will begin according to your instructions, if received at our Office not less than two business days prior to the last day of the Guarantee Period then coming to an end. If you don't send us instructions or instructions are not received in a timely fashion, the subsequent Guarantee Period will be equal in duration to the one just ended.

We may change the guarantee periods available at any time, including the period between the date we mail you notice and the date your subsequent guarantee period begins. If you choose a duration that is no longer available on the date your subsequent Guarantee Period begins and we cannot reach you to choose a different duration, the next shortest duration will apply. Similarly, if you have made no choice but we no longer are making available Guarantee Periods equaling the one then ending for your Contract, the next shortest duration will apply. However, in no event will the Guarantee Period end after the Annuity Date.

Alternate Guarantee Periods
You may choose to switch to an alternate Guarantee Period that would begin before your current Guarantee Period would normally end, subject to the following rules:

         1.       We must receive your request In Writing at our Office.

         2. The beginning of the new Guarantee Period is the first business day after the date we receive all the information we need to process your request.

         3. The Guarantee Period you choose must be one we are making available on the date the new Guarantee Period is to begin.

         4. Your Annuity Date must be the first day of the month on or immediately after an anniversary of the date on which the new Guarantee Period begins. If necessary to meet this requirement, you must choose a new Annuity Date before we will process your request.

         5.       The new  Guarantee  Period may not extend  beyond the  Annuity
                  Date.

         6. We will process only one such request per Contract per Contract Year.

         7. In certain Contracts, you may not choose a shorter Guarantee Period than the Initial Guarantee Period until after the date the Initial Guaranteed Period was scheduled to end.

Any applicable market value adjustment formula will be applied to your Contract's Interim Value immediately prior to the beginning of the new Guarantee Period. No surrender charge will be assessed. The resulting Interim Value will be credited interest at the Subsequent Guarantee Rate for the new Guarantee Period.

Exercising this privilege may or may not increase your interim value over time. That will depend on such factors as any market value adjustment applicable at the time the privilege is exercised, the Guarantee Period you choose and Subsequent Guarantee Rate we are then crediting for that Guarantee Period, the length of time you subsequently hold your Contract, and any subsequent partial surrenders or withdrawals under the Free Withdrawal Privilege.

Interest Rates
Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. The Initial Guarantee Rate applies to the Net Premium less all Gross Surrender Values during the initial Guarantee Period. The Subsequent Guarantee Rate for any subsequent Guarantee Period applies to the Interim Value on the date such subsequent Guarantee Period begins less all Gross Surrender Values after that date.

We inform you of the Initial Guarantee Rate when we confirm acceptance of your premium and issuance of your Contract. You will be informed of the Subsequent Guarantee Rate applicable to any subsequent Guarantee Period as part of the annual report we send you.

At any time we may change interest rates. Any such change does not have an impact on the rates applicable to Guarantee Periods already in effect. However, such a change will affect the Market Value Adjustment (see "Market Value Adjustment).

When a subsequent Guarantee Period begins, the rate applied to your Contract will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

Interest rates are subject to a minimum. We may declare higher rates. The minimum for each Guarantee Period is based on both an index and a reduction to the interest rate determined according to the index.

Each index is based on the published rate for certificates of indebtedness (bills, notes or bonds, depending on the term of indebtedness) of the United States Treasury at the most recent Treasury auction held at least 30 days prior to the beginning of the Guarantee Period to which the minimum is to apply. The term (length of time from issuance to maturity) of the certificates of indebtedness upon which the index used for any Guarantee Period is the same as the Guarantee Period. If no certificates of indebtedness are available for such term, the next shortest term is used. If the United States Treasury's auction program is discontinued, we will substitute indexes which in our opinion are comparable. If required, implementation of such substitute indexes will be subject to approval by the Securities and Exchange Commission and the Insurance Department of the jurisdiction in which the Contract was delivered. (For group Contracts, it is our expectation that approval of only the jurisdiction in which the underlying group contract was delivered would apply.)

The reduction used in determining the minimum is an amount not to exceed 2% percent of interest. We may reduce this amount for a particular type of Contract if we can expect reduced sales expenses or other expenses in relation to sales of that Contract.

In certain jurisdictions, including New York, if available, in no event will the minimum be less than 3% per year, compounded yearly.

Your Contract may include a provision committing us to declare Subsequent Guarantee Rates applicable to certain Subsequent Guarantee Periods at higher rates than the Current Rates for that type of Contract. The manner in which Subsequent Guarantee Rates are increased will be uniform for all Participants in any one particular group Contract. The manner in which such Subsequent Guarantee Rates are increased will be uniform for all owners of any one particular type of individual Contract, wherever such an increase in rates is allowed by law and/or regulation. For any particular Contract, the number of Contract Years required before such an increase in rates applies or the size of such increase will depend on our expectations as to sales expenses and other expenses in relation to sales of that type of Contract.

We have no specific formula for determining the interest rates we declare. Rates may differ, between types of Contracts, even for Guarantee Periods of the same duration starting at the same time. We expect such rates to reflect the returns available on the type of investments we make to support these types of Contracts. However, we may also take into consideration in determining rates such factors including, but not limited to, the duration of the Guarantee Period, regulatory and tax requirements, the liquidity of the secondary markets for the type of investments we make, commissions, administrative expenses, investment expenses, general economic trends and competition. Our management makes the final determination as to interest rates to be credited. We cannot predict the rates we will declare in the future.

You may obtain our current rates by writing us or calling us at 1-800-766-4530.


Market Value Adjustment
The market value adjustment ("MVA") may increase or decrease the amount payable to you on a full or partial surrender. Such a surrender at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of a Guarantee Period, or which qualifies under our rules as a medically-related withdrawal is not affected by the MVA.

In addition, the market value adjustment will be applied to the Interim Value when choosing an alternate Guarantee Period, except where required by law, if the change to an alternate Guarantee Period occurs not more than 30 days before the end of the Guarantee Period.

The MVA reflects the relationship as of the time it is calculated between: (a) the rate then being credited to your Contract; and (b) our Current Rate for your type of Contract with a Guarantee Period equal to the time remaining to the end of your current Guarantee Period. Our Current Rates are expected to be sensitive to interest rate fluctuations, thereby making this adjustment sensitive to such fluctuations. There would be a downward adjustment when the applicable Current Rate plus an adjustment rate exceeds the rate currently being credited to your Contract. There would be an upward adjustment when the applicable Current Rate plus the adjustment rate is lower than the rate currently being credited to your Contract. The adjustment rate is the same for all Contracts of the same type, and cannot exceed 0.25% for any type of Contract.

We reserve the right, from time to time, to determine the MVA using an interest rate lower than the Current Rate for all transactions applicable to a class of Contracts. This would benefit all such Contracts if transactions to which the MVA applies occur while we use such lower interest rate.

         The formula we use to determine the MVA is:

                    [(1+I)/(1+J+the adjustment amount)] N/12

                                     where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current Rate for your type of Contract for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period; and

         N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining to the end of your Guarantee Period.

         The formula that applies if amounts are surrendered pursuant to the right to return the Annuity is [(1+I)/(1+J)]N/12.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         See Appendix B for illustrations of how the MVA works.


                             ACCESS TO ACCOUNT VALUE

SURRENDERS
You may request a full or partial surrender. Your Annuity must accompany your surrender request. Partial surrenders may only be made if:

         (a)      the Gross Surrender Value is at least $1,000; and

         (b) the Gross Surrender Value plus $1,000 does not exceed the amount payable if you completely surrender your Contract on that date.

The amount payable to you is the Net Surrender Value. The method for determining the Net Surrender Value is shown in your Contract, and is either expressed as a percentage of the Gross Surrender Value or as a percentage of the premium being liquidated. Assuming that:

                  A =  the Gross Surrender Value;

                  B = the surrender charge, if any, as of the date we receive the surrender request In Writing; and

                  C = the market value adjustment described below as of the date we receive the surrender request In Writing;

         i. if the surrender charge is expressed as a percentage of the Gross Surrender Value, then the Net Surrender Value equals (A
                  - B) X C;

         ii. if the surrender charge is expressed as a percentage of the premium being liquidated, then the Net Surrender Value equals (A X C) - B; and

         iii. if there is no surrender charge, then the Net Surrender Value equals A X C.

These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of a guarantee period, which could result in your receipt of less than your premium. You may avoid any applicable surrender charge by holding your Contract until the time surrender charges no longer apply, which will be shown in your Contract. No market value adjustment applies to any surrender occurring at the end of a Guarantee Period, and, where required by law, the 30 days prior to the end of the Guarantee Period. However, any sales charges, if applicable, could also result in your receipt of less than your premium under certain circumstances (see "Sales Charge").

Where permitted by law, any applicable surrender charge is waived if a full surrender qualifies under our rules as a medically-related withdrawal (see "Medically-Related Withdrawals").

Under certain circumstances, some or all of the monies surrendered may be considered as taxable income and may also be subject to certain penalty provisions of the Internal Revenue Code (see "Certain Tax Considerations").

MEDICALLY-RELATED WITHDRAWALS
Where permitted by law, you may apply to surrender your rights under your Contract for its Interim Value prior to the Annuity Date upon occurrence of a "Contingency Event". The Annuitant must be alive as of the date we pay the proceeds of such surrender request. If the Owner is one or more natural persons, all such Owners must be alive at such time. This waiver of any applicable surrender charge and market value adjustment is subject to our rules. For contracts issued before May 1, 1996, a "Contingency Event" occurs if the Annuitant is:

         1. First confined in a "Medical Care Facility" while your Contract is in force and remains confined for at least 90 days in a row; or
         2. First diagnosed as having a Fatal Illness while your Contract is in force.

"Medical Care Facility" means any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed "Physician" in writing and based on physical limitations which prohibit daily living in a non-institutional setting. "Fatal Illness" means a condition diagnosed by a licensed Physician which is expected to result in death within 2 years for 80% of the diagnosed cases. "Physician" means a person other than you, the Annuitant or a member of either your or the Annuitant's families who is state licensed to give medical care or treatment and is acting within the scope of that license. We must receive satisfactory proof of the Annuitant's confinement or Fatal Illness In Writing.

Specific details and definitions of terms in relation to this benefit may differ in certain jurisdictions.

FREE WITHDRAWAL PRIVILEGE
Once each Contract Year after the first you may withdraw an amount without any applicable surrender charge being assessed. This amount equals the "growth" in the Contract. "Growth" is defined as: (a) the interest credited to your Contract in the prior Contract Year, plus (b) the interest credited to your Contract in Contract Years previous to the last, subject to a market value adjustment, provided that immediately after the withdrawal (including any market value adjustment) the remaining Interim Value times the market value adjustment is at least equal to the unliquidated premium plus the value at the time credited of any amounts or due to premium size. Amounts credited due to premium size are not considered to be interest only for purposes of this free withdrawal privilege (see "Breakpoints"). Withdrawals of any type made prior to age 59 1/2 may be subject to 10% tax penalty (see "Penalty on Distributions").

QUALIFIED PLAN WITHDRAWAL LIMITATIONS
There are surrender or withdrawal limitations in relation to certain retirement plans for employees which qualify under various sections of the Internal Revenue Code of 1986, as amended (the "Code"). These limitations do not affect certain roll-overs or exchanges between qualified plans. Generally, distribution of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Code section 402(g)(3)(A)), or attributable to transfers from a custodial account (as defined in Code section 403(b)(7)), is restricted to the employee's: (a) separation from service; (b) death; (c)
disability (as defined in Section 72(m)(7) of the Code); (d) reaching age 59 1/2; or (e) hardship (as defined for purposes of Code Section 401(k)). Hardship withdrawals are restricted to amounts attributable to salary reduction contributions, and do not include investment results. In the case of tax sheltered annuities, these limitations do not apply to certain salary reduction contributions made and investment results earned prior to dates specified in the Code. In addition, the limitation on hardship withdrawals does not apply to salary reduction contributions made and investment results earned prior to dates specified in the Code which have been transferred from custodial accounts. Rollovers from the types of plans noted to an individual retirement account or individual retirement annuity are not subject to the limitations noted. Certain distributions, including rollovers, that are not transferred directly to the trustee of another qualified plan, the custodian of an individual retirement account or the issuer of an individual retirement annuity may be subject to automatic 20% withholding for Federal income tax. This may also trigger withholding for state income taxes.

DEFERRAL OF PAYMENT
We may defer payment of any partial or total surrender for the period permitted by law. In no event may this deferral of payment exceed 6 months from the date we receive the request In Writing. If we defer payment for more than 30 days, we pay interest on the amount deferred in accordance with your Contract.

ANNUITY DATE
You may choose an Annuity Date when you purchase an Annuity or at a later date. It must be the first day of the first month on or after the end of a Guarantee Period. It must also be after the third Contract Year unless the Annuitant has a medically-related condition that would permit a medically-related withdrawal (see "Medically-Related Withdrawals"). It can be changed at any time but such requests must be received In Writing at our Office at least 30 days before the current Annuity Date. In the absence of an election In Writing and where permitted by law: (a) the Annuity Date is the start of the Contract Year first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity. Your choice of Annuity Date may be limited in certain jurisdictions.

ANNUITY OPTIONS
You may select an annuity option when you purchase an Annuity, or at a later date. You may change this at any time up to 30 days before the Annuity Date by sending us a request In Writing. In the absence of an election from you, payments will automatically commence on the Annuity Date under option 2, with 120 payments certain. The amount to be applied is the value of your Contract on the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is $50.

If you have not made an election prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not alter such election.

Option 1
Life Annuity: This annuity is payable monthly during the lifetime of the payee, terminating with the last payment due prior to the death of the payee. Since no minimum number of payments is guaranteed, this option offers the maximum level of monthly payments of the annuity options. It is possible that the payee could receive only one payment if he or she died before the date the second payment was due, and no others payments nor death benefits would be payable.

Option 2
Life Annuity with 120, 180, or 240 Monthly Payments Certain:
This annuity provides monthly income to the payee for a fixed period of 120, 180, or 240 months, as selected, and for as long thereafter as the payee lives. Should the payee die before the end of the fixed period, the remaining payments are paid to the Beneficiary to the end of such period.

Option 3
Payments Based on Joint Lives:
Under this option, income is payable monthly during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all key lives occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

Option 4
Payments for a Designated Period:
This annuity provides an amount payable for a specified number of years. The number of years is subject to our then current rules.

Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period. Note that under this option, payments are not based on how long we expect Annuitants to live.

The monthly payment varies according to the annuity option you select. The monthly payment is determined by multiplying the value of your Contract on the Annuity Date (expressed in thousands of dollars) less any amount then assessed for premium tax, by the amount of the first monthly payment per $1,000 obtained from our annuity rates. These rates will not be less than those provided in the tables included in the Contract. These tables are derived from the 1983a Individual Annuity Mortality Table with ages set back one year for males and two years for females and with an assumed interest rate of 4% per annum. Where required by law or regulation, such annuity tables will have rates that do not differ according to the gender of the key life. Otherwise the rates will differ according to the gender of the key life.

Annuity payments will be made on the first day of each month once payments begin.


                                  DEATH BENEFIT

On the Contracts we offer as of the date of this Prospectus, "death" means either your death, or the Annuitant's death if there is no Contingent Annuitant. The amount payable on death prior to the Annuity Date and before the Contract anniversary following the earlier of your or the Annuitant's 85th birthday is the greater of (1) the Interim Value of your Contract as of the date we receive due proof of death, or (2) the premium allocated to your Contract less the sum of all prior Gross Surrender Values. The amount of the death benefit at any later date prior to the Annuity Date is the Interim Value as of the date we receive "due proof of death". The following constitutes "due proof of death":
(a)(i) a certified copy of a death certificate, (ii) a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or (iii) any other proof satisfactory to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the mode of payment of the death benefit, if not previously elected by the Participant. The amount of the death benefit is reduced by any annuity payments made prior to the date we receive In Writing due "proof of death".

We may offer contracts that pay the death benefit upon the death of: (a) the Participant when the Participant is a natural person; and (b) the Annuitant (unless a Contingent Annuitant was previously designated) when the Participant is not a natural person (such as a trustee). In such Contracts the death benefit would be payable if the death occurred before the 85th birthday of the applicable decedent.

In the absence of your election In Writing prior to proceeds becoming due, the Beneficiary may elect to receive the death benefit under one of the annuity options. However, if you made an election, the Beneficiary may not modify such election. In the event of your death, the benefit must be distributed within:
(a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after your death to be paid under (b) above must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. However, if the Contingent Annuitant predeceased the Annuitant or there is no Contingent Annuitant designation, the death benefit becomes payable to the Beneficiary.

The death of the first of any joint Participant is deemed the death of the Participant for determining payment of the death benefit.

If the Beneficiary is your spouse and your death occurs prior to the Annuity Date and the Annuitant or Contingent Annuitant is living, then in lieu of receiving the death benefit, your spouse may elect to be treated as the Participant and continue the Annuity at its current Account Value, subject to its terms and conditions. A Participant's spouse may only assume ownership of the Annuity if such spouse is designated as the sole primary Beneficiary.


                               TAX CONSIDERATIONS

WHAT ARE SOME OF THE FEDERAL TAX CONSIDERATIONS OF THIS ANNUITY?
Following is a brief summary of some of the Federal Tax considerations relating to this Annuity. However, since the tax law is complex and tax consequences are affected by your individual circumstances, this summary is not intended to be fully comprehensive nor is it intended as tax advice. Therefore, you may wish to consult a professional tax advisor for tax advice as to your particular situation.

HOW IS AMERICAN SKANDIA TAXED?
American Skandia is taxed as a life insurance company under Part I, subchapter L of the Code.

IN GENERAL, HOW ARE ANNUITIES TAXED?

Section 72 of the Code governs the taxation of annuities in general. Generally, taxation of the Annuity will depend on:

1.   whether the Annuity is used by:
|X| a qualified pension plan, profit sharing plan or other retirement arrangement that is eligible for special tax treatment under the Code (for purposes of this discussion, a "Qualified Contract"); VERSUS
|X| an individual or a corporation, trust or partnership as a funding vehicle for retirement or investment purposes (a "Non-qualified Contract); and

2.       whether the Owner is an:
|X|      individual person or persons; or
|X|      entity including a corporation, trust or partnership.

Individual Ownership: If one or more individuals owns an Annuity, the Owner of the Annuity is generally not taxed on any increase in the value of the Annuity until an amount is received (a "distribution"). This is commonly referred to as "tax deferral". A distribution can be in the form of a lump sum payment including payment of a Death Benefit, or in annuity payments under one of the annuity payment options. Certain other transactions may qualify as a distribution and be subject to taxation.

Entity Ownership: If the Annuity is owned by an entity, generally the Owner of the Annuity must currently include any increase in the value of the Annuity during a tax year in its gross income, unless the Annuity is used as a Qualified Contract. An exception from current taxation applies for annuities held by a structured settlement company, by an employer with respect to a terminated tax-qualified retirement plan, a trust holding an annuity as an agent for a natural person, or by a decedent's estate by reason of the death of the decedent. A tax-exempt entity for federal tax purposes will not be subject to income tax as a result of this provision.

HOW ARE DISTRIBUTIONS TAXED?
Distributions from an Annuity are taxed as ordinary income and not as capital gains.

Distributions Before Annuitization: Distributions received before annuity payments begin are generally treated as coming first from "income on the contract" and then as a return of the "investment in the contract". The amount of any distribution that is treated as receipt of "income on the contract" is includible in the taxpayer's gross income and is taxable. The amount of any distribution treated as a return of the "investment in the contract" is not includible in gross income.

|X| "Income on the contract" is calculated by subtracting the taxpayer's "investment in the contract" from the aggregate value of all "related contracts" (discussed below).
|X| "Investment in the contract" is equal to total purchase payments for all "related contracts" minus any previous distributions or portions of such distributions from such "related contracts" not includible in gross income. "Investment in the contract" may be affected by whether an annuity or any "related contract" was purchased as part of a tax-free exchange of life insurance or annuity contracts under Section 1035 of the Code. Unless "after-tax" contributions have been made to a Qualified Contract, the "investment in the contract" for a Qualified Contract is zero.

Distributions After Annuitization: A portion of each annuity payment received on or after the annuity date will generally be taxable. The taxable portion of each annuity payment is determined by a formula which establishes the ratio that the "investment in the contract" bears to the total value of annuity payments to be made. This is called the "exclusion ratio." Any additional payments received that exceed the exclusion ratio will be entirely includible in gross income. The formula for determining the exclusion ratio differs between fixed and variable annuity payments. When annuity payments cease because of the death of the person upon whose life payments are based and, as of the date of death, the amount of annuity payments excluded from taxable income by the exclusion ratio does not exceed the "investment in the contract," then the remaining portion of unrecovered investment is allowed as a deduction in the tax year of such death.

Penalty Tax on Distributions: (Qualified Contracts are discussed below.) Generally, any distribution from an annuity not used in conjunction with a Qualified Contract is subject to a penalty equal to 10% of the amount includible in gross income. There may be exceptions to this penalty on certain distributions, including:

|X| Distributions made on or after the taxpayer has attained the age of 59 1/2; |X| Distributions made on or after the death of the contract owner, or, the death of the annuitant, if the owner is an entity;
|X| Distributions attributable to the taxpayer's becoming disabled;
|X| Distributions which are part of a scheduled series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer (or the joint lives of the taxpayer and the taxpayer's Beneficiary);
|X| Distributions of amounts which are treated as "investments in the contract" made prior to August 14, 1982
|X| Payments under an immediate annuity as defined in the Code;
|X| Distributions under a qualified funding asset under Code Section 130(d); or |X| Distributions from an annuity purchased by an employer on the termination of a qualified pension plan that is held by the employer until the employee separates from service.

Special rules applicable to "related contracts": Contracts issued after October 21, 1988 by the same insurer to the same contract owner within the same calendar year (other than certain contracts owned in connection with a tax-qualified retirement arrangement) are to be treated as one annuity contract when determining the taxation of distributions before annuitization. We refer to these as "related contracts." In situations involving "related contracts" we believe that the values under such contracts and the investment in the contracts will be added together to determine the proper taxation of a distribution described under the section "Distributions before Annuitization." Distributions will be treated as coming first from income on the contract until all of the income on all such "related contracts" is withdrawn, and then as a return of the investment in the contract. There is some uncertainty regarding the manner in which the Internal Revenue Service would view "related contracts" when one or more contracts are immediate annuities or are contracts that have been annuitized. The Internal Revenue Service has not issued regulations clarifying this issue as of the date of this Prospectus. You are particularly cautioned to seek advice from your own tax advisor on this matter.

Special concerns regarding immediate annuities: The Internal Revenue Service has ruled that the exception to the 10% penalty described above for "non-qualified" immediate annuities as defined under the Code may not apply to annuity payments under a contract recognized as an immediate annuity under state insurance law obtained pursuant to an exchange of contracts if: (a) purchase payments for the exchanged contract were contributed or deemed to be contributed more than one year prior to the first annuity payment payable under the immediate annuity; and
(b) the annuity payments under the immediate annuity do not meet the requirements of any other exception to the 10% penalty. This ruling may or may not imply that the exception to the 10% penalty may not apply to annuity payments paid pursuant to a deferred annuity obtained pursuant to an exchange of contract if: (a) purchase payments for the exchanged contract were contributed or may be deemed to be contributed more than one year prior to the first annuity payment pursuant to the deferred annuity contract; or (b) the annuity payments pursuant to the deferred annuity do not meet the requirements of any other exception to the 10% penalty.

Special rules in relation to tax-free exchanges under Section 1035: Section 1035 of the Code permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If an annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any distributions other than as annuity payments will be considered to come:

|X| First, from the amount of "investment in the contract" made prior to August 14, 1982 and exchanged into the Annuity;
|X| Then, from any "income on the contract" that is attributable to the purchase payments made prior to August 14, 1982 (including income on such original purchase payments after the exchange);
|X| Then, from any remaining "income on the contract"; and |X| Last from the remaining "investment in the contract."

Therefore, to the extent a distribution is less than the investment in the contract made prior to August 14, 1982, such amounts are not included in taxable income. Further, distributions received that are considered to be a return of investment on the contract from purchase payments made prior to August 14, 1982, such distributions are not subject to the 10% tax penalty. In all other respects, the general provisions of the Code apply to distributions from annuities obtained as part of such an exchange.

WHAT TAX CONSIDERATIONS ARE THERE FOR TAX-QUALIFIED RETIREMENT PLANS OR QUALIFIED CONTRACTS?
An annuity may be suitable as a funding vehicle for various types of tax-qualified retirement plans. We have provided summaries of the types of tax-qualified retirement plans with which we may issue an Annuity. These summaries provide general information about the tax rules and are not complete. The tax rules regarding qualified plans are complex. These rules may include limitations on contributions and restrictions on distributions, including additional taxation of distributions and additional penalties. Owners are cautioned that any rights and benefits under the Annuity are controlled by the terms and conditions of the tax-qualified retirement plan regardless of the terms of the Annuity. The application of these rules depends on individual facts and circumstances. Before purchasing an Annuity for use in a qualified plan, you should obtain competent tax advice, both as to the tax treatment and suitability of such an investment. American Skandia does not make all of its annuities available to these types of tax-qualified retirement plans.

Corporate Pension and Profit-sharing Plans: Annuities may be used to fund employee benefits of various corporate pension and profit-sharing plans established by corporate employers under Sections 401(a) and 401(k) of the Code. Contributions to such plans are not taxable to the employee until distributions are made from the retirement plan. The Code imposes limitations on the amount that may be contributed and the timing of distributions. The tax treatment of distributions is subject to special provisions of the Code, and also depends on the design of the specific retirement plan. There are also special requirements as to participation, nondiscrimination, vesting and nonforfeitability of interests.

Annuities may also be used to fund benefits of retirement plans established by self-employed individuals for themselves and their employees. These are commonly known as "H.R. 10 Plans" or "Keogh Plans". These plans are subject to most of the same types of limitations and requirements as retirement plans established by corporations. However, the exact limitations and requirements may differ from those for corporate plans.

Tax Sheltered Annuities: Under Section 403(b) of the Code a tax sheltered annuity ("TSA") is a contract into which contributions may be made for the benefit of their employees by certain qualifying employers such as, public schools and certain charitable, educational and scientific organizations specified in Section 501(c)(3). Such contributions are not taxable to the employee until distributions are made from the TSA. The Code imposes limits on contributions, transfers and distributions. Nondiscrimination requirements also apply.

--------------------------------------------------------------------------------
Under a TSA, you may be prohibited from taking distributions from the contract attributable to contributions made pursuant to a salary reduction agreement unless the distribution is made:
--------------------------------------------------------------------------------
|X|      After the participating employee attains age 59 1/2;
|X|      Upon separation from service, death or disability; or
|X|      In the case of financial hardship (subject to restrictions).

Deferred Compensation Plans: Under Section 457 of the Code, deferred compensation plans established by governmental and certain other tax exempt employers for their employees may invest in annuity contracts. The Code limits contributions and distributions, and imposes eligibility requirements as well. Contributions are not taxable to employees until distributed from the plan. However, plan assets remain the property of the employer and are subject to the claims of the employer's general creditors until such assets are made available to participants or their beneficiaries.

Individual Retirement Programs or "IRAs": Section 408 of the Code allows eligible individuals to maintain an individual retirement account or individual retirement annuity ("IRA"). IRAs are subject to limitations on the amount that may be contributed, the contributions that may be deducted from taxable income, the persons who may be eligible and the time when distributions must commence. Further, an Annuity may be used to "roll-over" distributions from certain tax-qualified retirement plans and maintain their tax-deferral.

Roth IRAs: A form of IRA is also available called a "Roth IRA". Contributions to a Roth IRA are not tax deductible. However, distributions from a Roth IRA are free from federal income taxes and are not subject to the 10% penalty tax if five (5) tax years have passed since the first contribution was made or any conversion from a traditional IRA was made, and the distribution is made (a) once the taxpayer is age 59 1/2 or older, (b) upon the death or disability of the taxpayer, or (c) for qualified first-time home buyer expenses, subject to certain limitations. Distributions from a Roth IRA that are not "qualified" as described above may be subject to a penalty tax.

SEP  IRAs:  Eligible  employers  that  meet  specified  criteria  may  establish
Simplified Employee Pensions or SEP IRAs using the employees' IRAs. Employer contributions that may be made to SEP IRAs are larger than the amounts that may be contributed to other IRAs, and may be deductible to the employer.

Purchasers of IRAs and Roth IRAs will receive a special disclosure document, which describes limitations on eligibility, contributions, transferability and distributions. It also describes the conditions under which distributions from IRAs and qualified plans may be rolled over or transferred into an IRA on a tax-deferred basis and the conditions under which distributions from traditional IRAs may be rolled over to, or the traditional IRA itself may be converted into a Roth IRA.

HOW ARE DISTRIBUTIONS FROM TAX-QUALIFIED RETIREMENT PLANS TAXED?
Distributions  from  tax-qualified  retirement  plans are generally  taxed under
Section 72 of the Code. Under these rules, a portion of each distribution may be excludable from income. The excludable amount is the proportion of the distribution that is based on the amount of investment gain on the after-tax contributions. Generally, a 10% penalty tax applies to the taxable portion of a distribution from a tax-qualified retirement plan made prior to age 59 1/2. However, the 10% penalty tax does not apply when the distribution:

|X| is part of a properly executed transfer to another IRA or another eligible qualified plan;
|X| is subsequent to the death or disability of the taxpayer (for this purpose disability is as defined in Section 72(m)(7) of the Code);
|X| is part of substantially equal periodic payments to be paid not less frequently than annually for the taxpayer's life or life expectancy or for the joint lives or life expectancies of the taxpayer and a designated beneficiary;
|X|  *is subsequent to a separation from service after the taxpayer  attains age
     55;
|X| *does not exceed the employee's allowable deduction in that tax year for medical care; and
|X| *is made to an alternate payee pursuant to a qualified domestic relations order.

The exceptions above which are preceded by an * do not apply to IRAs.

Minimum Distributions after age 70 1/2: A participant's interest in a tax-qualified retirement plan must generally be distributed, or begin to be distributed, by the "required beginning date". This is generally not later than April 1st of the calendar year following the later of: |X| the calendar year in which the individual attains age 70 1/2; or |X| the calendar year in which the individual retires from service with the employer sponsoring the plan.

The participant's entire interest must be distributed beginning no later than the required beginning date over a period which may not extend beyond a maximum of the life expectancy of the participant and a designated Beneficiary. Each annual distribution must equal or exceed a "minimum distribution amount" which is determined by dividing the account value by the applicable life expectancy. The account balance is generally based upon the account value as of the close of business on the last day of the previous calendar year. A larger annual distribution may be required under certain circumstances.

If the participant dies before reaching his or her required beginning date, his or her entire interest must generally be distributed within five years of death. However, this rule will be deemed satisfied if distributions begin before the close of the calendar year following death to a designated Beneficiary (or over a period not extending beyond the life expectancy of the beneficiary). If the Beneficiary is the individual's surviving spouse, distributions may be delayed until the individual would have attained age 70 1/2. If a participant dies after reaching his or her required beginning date or after distributions have commenced, the individual's interest must generally be distributed at least as rapidly as under the method of distribution in effect at the time of the individual's death.

If the amount distributed is less than the minimum required distribution for the year, the participant is subject to a 50% tax on the amount that was not properly distributed.

GENERAL TAX CONSIDERATIONS

Federal Income Tax Withholding: Section 3405 of the Code provides for Federal income tax withholding on the portion of a distribution which is includible in the gross income of the recipient. Amounts to be withheld depend upon the nature of the distribution. However, under most circumstances a recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by filing a completed election form with us.

Certain distributions, including rollovers, from most retirement plans, may be subject to automatic 20% withholding for Federal income taxes. This will not apply to:

|X|  any portion of a distribution paid as Minimum Distributions;
|X|  direct transfers to the trustee of another retirement plan;
|X| distributions from an individual retirement account or individual retirement annuity;
|X| distributions made as substantially equal periodic payments for the life or life expectancy of the participant in the retirement plan or the life or life expectancy of such participant and his or her designated beneficiary under such plan; and
|X|  certain other distributions where automatic 20% withholding may not apply.

Loans, Assignments and Pledges: Any amount received directly or indirectly as a loan from, or any assignment or pledge of any portion of the value of an annuity before annuity payments have begun are treated as a distribution subject to taxation under the distribution rules set forth above. Any gain in an annuity subsequent to the assignment or pledge of an entire annuity while such assignment or pledge remains in effect is treated as "income on the contract" in the year in which it is earned. For annuities not issued for use as qualified plans (see "What Are Some of the Tax Considerations Regarding Qualified Retirement Plans"), the cost basis of the annuity is increased by the amount of any assignment or pledge includible in gross income. The cost basis is not affected by any repayment of any loan for which the annuity is collateral or by payment of any interest thereon.

Gifts: The gift of an annuity to other than the spouse of the owner (or former spouse incident to a divorce) is treated, for income tax purposes, as a distribution.

Estate and Gift Tax Considerations: You should obtain competent tax advice with respect to possible federal and state estate and gift tax consequences flowing from the ownership and transfer of annuities.

Generation-Skipping Transfers: Under the Code certain taxes may be due when all or part of an annuity is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract holder. These generation-skipping transfers generally include those subject to federal estate or gift tax rules. There is an aggregate $1 million exemption from taxes for all such transfers. We may be required to determine whether a transaction is a direct skip as defined in the Code and the amount of the resulting tax. We will deduct from your Annuity or from any applicable payment treated as a direct skip any amount of tax we are required to pay.

Considerations for Contingent Annuitants: There may be adverse tax consequences if a contingent annuitant succeeds an annuitant when the Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more contingent annuitants when the Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as contingent annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a contingent annuitant if you expect to use an Annuity in such a fashion.


                               GENERAL INFORMATION

REPORTS TO YOU
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at http://www.americanskandia.com or any other electronic means, including diskettes or CD ROMs. We send a confirmation statement to you each time a transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report. Instead of immediately confirming transactions made pursuant to some type of periodic transfer program (such as a dollar cost averaging program) or a periodic Purchase Payment program, such as a salary reduction arrangement, we may confirm such transactions in quarterly statements. You should review the information in these statements carefully.

All errors or corrections must be reported to us at our Office as soon as possible to assure proper accounting to your Annuity. For transactions that are confirmed immediately, we assume all transactions are accurate unless you notify us otherwise within 10 days from the date you receive the confirmation. For transactions that are only confirmed on the quarterly statement, we assume all transactions are accurate unless you notify us within 10 days from the date you receive the quarterly statement. All transactions confirmed immediately or by quarterly statement are deemed conclusive after the applicable 10 day period. We may also send an annual report and a semi-annual report containing applicable financial statements, as of December 31 and June 30, respectively, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS AMERICAN SKANDIA?
American Skandia Life Assurance Corporation ("American Skandia") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states and the District of Columbia. American Skandia is a wholly-owned subsidiary of American Skandia Investment Holding Corporation (the "Parent"), whose ultimate parent is Skandia Insurance Company Ltd., a Swedish company. American Skandia markets its products to broker-dealers and financial planners through an internal field marketing staff. In addition, American Skandia markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities.

American Skandia is in the business of issuing variable annuity and variable life insurance contracts. American Skandia currently offers the following products: (a) flexible premium deferred annuities and single premium fixed deferred annuities that are registered with the SEC; (b) certain other fixed deferred annuities that are not registered with the SEC; (c) certain group variable annuities that are exempt from registration with the SEC that serve as funding vehicles for various types of qualified pension and profit sharing plans; (d) a single premium variable life insurance policy that is registered with the SEC; and (e) a flexible premium life insurance policy that is registered with the SEC.

Separate Account D
Our investments are subject to the requirements of applicable state laws. Such laws address the nature and quality of investments, as well as the percentage of our assets which we may commit to a particular type of investment. Subject to certain limitations and qualifications, such laws generally permit investment in federal, state and municipal obligations, corporate bonds, preferred and common stock, real estate mortgages, real estate and certain other investments.

Assets supporting the Annuities are accounted for in one or more non-unitized separate accounts established by us under the laws of the State of Connecticut. Such separate accounts may contain assets from various types of annuities we offer, the assets of which are permitted to be held in such accounts under applicable law and regulation. Neither you nor the owner of any underlying group Annuity participate in the performance of the assets through any unit values in such a non-unitized separate account. There are no discrete units for such a separate account. Contracts do not represent units of ownership of assets belonging to this separate account.

We own the assets in each separate account. The assets accrue solely to our benefit. Neither you nor any group Contract owner participate in the investment gain or loss from assets belonging to such separate account(s). Such gain or loss accrues solely to us.

We believe that the assets equal to the reserve and other liabilities of such separate accounts are not chargeable with liabilities arising from our other business if so stated in our annuity contract and certificate forms. We have obtained approval in each jurisdiction in which our annuities are available for sale of language stating that:

                  (A) Income, gains and losses, whether or not realized, from assets allocated to any such separate account are credited to or charged against such separate account without regard to our other income, gains or losses;

                  (B) Assets equal to the reserves and other liabilities of such separate accounts are not chargeable with liabilities that arise from any business we conduct other than from the operation of the Annuities or other annuities which are supported by such separate accounts; and

                  (C) We have the right to transfer to our general account any assets of such separate account which are in excess of such reserves and other liabilities.

All benefits attributable to Contracts and interests purchased in the group contracts are contract guarantees we make and are accounted for in the separate account(s). However, all of our general account assets are available to meet our obligations under the Contracts.

ADMINISTRATION OF TRANSACTIONS
In administering transactions, we may require presentation of proper identification prior to processing, including the use of a personal identification number ("PIN") issued by us, prior to accepting any instruction by telephone or other electronic means. We forward your PIN to you shortly after your Annuity is issued. To the extent permitted by law or regulation, neither we or any person authorized by us will be responsible for any claim, loss, liability or expense in connection with a switch to an alternate Guarantee Period or any other transaction for which we accept instructions by telephone if we or such other person acted on telephone instructions in good faith in reliance on your telephone instruction authorization and on reasonable procedures to identify persons so authorized through verification methods which may include a request for your Social Security or tax I.D. number or a personal identification number (PIN) as issued by us. We may be liable for losses due to unauthorized or fraudulent instructions should we not follow such reasonable procedures.

AGE LIMITS
Both you and the Annuitant, if you are not the Annuitant, must be less than 85 years of age on the Contract Date.

ASSIGNMENTS OR PLEDGES
Generally, your rights in a Contract may be assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. The assignment and/or loan proceeds may be subject to income taxes and certain penalty taxes (see "Certain Tax Considerations"). You may assign your rights to another person at any time, during the Annuitant's lifetime. You must give us a copy of the assignment In Writing. An assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under the assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

MISSTATEMENT OF AGE OR SEX
If the age and/or sex of the Annuitant has been misstated, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your annuity.

CONTRACT MODIFICATION
We reserve the right to make changes that are necessary to maintain the tax status of the Annuity under the Internal Revenue Code and/or make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts. Where required by law or regulation, approval of the contract owner will be obtained prior to any such change.

INVESTMENT MANAGEMENT
We have the sole discretion to employ investment managers that we believe are qualified, experienced and reputable to manage the assets supporting the Guaranteed Maturity Annuity including, but not limited to, J. P. Morgan Investment Management Inc. Each manager is responsible for investment management of different portions of a separate account supporting one or more Contracts. We are under no obligation to employ or continue to employ any investment manager(s).

CURRENT INVESTMENT GUIDELINES
Some of the guidelines of our current investment strategy are outlined below. However, we are not obligated to invest according to this or any other strategy except as may be required by Connecticut and other state insurance laws.

Our current guidelines for the portfolio of investments in any non-unitized separate account include, but are not limited to the following:

1. Investments may be made in cash; debt securities issued by the United States Government or its agencies and instrumentalities; money market instruments; short, intermediate and long-term corporate obligations; private placements; asset-backed obligations; and municipal bonds.

2. At the time of purchase, fixed income securities will be in one of the top four generic lettered rating classifications as established by a nationally recognized statistical rating Organization ("NRSRO") such as Standard & Poor's or Moody's Investor Services, Inc. or any Should a fixed income security fall below one of these top four generic lettered rating classifications subsequent to purchase, we may or may not sell such security. We may change these guidelines at any time.

DISTRIBUTION American Skandia Marketing, Incorporated, a wholly-owned subsidiary of American Skandia Investment Holding Corporation, acts as the principal underwriter of the Annuities. ASM, Inc.'s principal business address is One Corporate Drive, Shelton, Connecticut 06484. ASM, Inc. is a member of the National Association of Securities Dealers, Inc. ("NASD").

ASM, Inc. will enter into distribution agreements with certain broker-dealers registered under the Securities and Exchange Act of 1934 or with entities which may otherwise offer the Annuities that are exempt from such registration. Under such distribution agreements such broker-dealers or entities may offer Annuities to persons who have established an account with the broker-dealer or the entity. In addition, ASM, Inc. may solicit other eligible groups and certain individuals. The maximum concession to be paid on premiums received is 6.0%. We reserve the right to provide higher levels of compensation for the sale of Contracts when Participants select initial Guarantee Periods with longer durations than we pay in relation to shorter initial Guarantee Periods.

As of the date of this Prospectus, we were promoting the sale of our products and solicitation of additional purchase payments, where applicable, for our products, including contracts offered pursuant to this Prospectus, through a program of non-cash rewards to registered representatives of participating broker-dealers. We may withdraw or alter this promotion at any time.

LEGAL EXPERTS
Counsel with respect to Federal laws and regulations applicable to the issue and sale of the Annuities and with respect to Connecticut law is Werner & Kennedy, 1633 Broadway, New York, New York 10019.

LEGAL PROCEEDINGS
As of the date of this Prospectus, neither we nor ASM, Inc. were involved in any litigation outside of the ordinary course of business, and know of no material claims.

LEGAL COUNSEL
Counsel with respect to Federal laws and regulations applicable to the issue and sale of the Contracts and with respect to Connecticut law is Werner & Kennedy, 1633 Broadway, New York, NY 10019.

EXPERTS
The consolidated financial statements of American Skandia Life Assurance Corporation at December 31, 1998 and 1997, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and for the year ended Decemb er 31, 1996 by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
To the extent and only to the extent that any statement in a document incorporated by reference into this Prospectus is modified or superseded by a statement in this Prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this Prospectus. The Annual Report on Form 10-K for the year ended December 31, 1998 previously filed by the Company with the SEC under the Exchange Act is incorporated by reference in this Prospectus.

We will furnish you without charge a copy of any or all of the documents incorporated by reference in this Prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request.

HOW TO CONTACT US You can contact us by:

|X|  calling our Concierge Desk at 1-800-752-6342; or
|X| writing to us at American Skandia Life Assurance Corporation, P.O. Box 883, Shelton, Connecticut 06484-0883, Attention: Concierge Desk; or
|X| sending us an email to our electronic mail address at customerservice@skandia.com; or
|X| accessing information about your Annuity through our Internet Website at americanskandia.com.

We may require that you present proper identification before performing transactions over the telephone, email or through our Internet website. This may include a Personal Identification Number or PIN that will be provided to you on or about the time that your Annuity is issued. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

EXECUTIVE OFFICERS AND DIRECTORS
Our executive officers, directors and certain significant employees, their ages, positions with us and principal occupations are indicated below. The immediately preceding work experience is provided for officers that have not been employed by us or an affiliate for at least five years as of the date of this Prospectus.

Name/                                                         Position with American Skandia
Age                                                           Life Assurance Corporation                        Principal Occupation

Robert M. Arena                                               Vice President,                                        Vice President,
30                                                            Director of Product                    Director of Product Management:
                                                              Management                                       American Skandia Life
                                                                                                               Assurance Corporation

Mr. Arena joined us in 1995. He previously held an internship position with KPMG
Peat  Marwick in 1994 and the position of Group Sales  Representative  with Paul
Revere Insurance from October, 1990 to August, 1993.

Gordon C. Boronow*                                            President and                                            President and
45                                                            Deputy Chief Executive Officer         Deputy Chief Executive Officer:
                                                              Director (since July, 1991)                      American Skandia Life
                                                                                                               Assurance Corporation

Nancy F. Brunetti                                             Executive Vice President                     Executive Vice President,
36                                                            Director (since February, 1996)               Chief Logistics Officer:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Malcolm M. Campbell                                           Director (since July, 1991)                 Director of Operations and
42                                                                                                     Chief Actuary, Assurance and
                                                                                                        Financial Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Jan R. Carendi*                                               Chief Executive                    Senior Executive Vice President and
53                                                            Officer and                      Member of Executive Management Group:
                                                              Chairman of the                         Skandia Insurance Company Ltd.
                                                              Board of Directors
                                                              Director (since May, 1988)

Y.K. Chan                                                     Senior Vice President and                    Senior Vice President and
41                                                            Chief Information Officer                   Chief Information Officer:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Chan joined us in 1999. He previously held the position of Chief Information
Officer with E.M. Warburg Pincus from January 1995 until April 1999 and the position of Vice President, Client Server Application Development from January
1991 until January 1995.

Lincoln R. Collins                                            Executive Vice President                     Executive Vice President,
37                                                            Director (since February, 1996)                Chief Operating Officer
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Henrik Danckwardt                                             Director (since July, 1991)                        Director of Finance
44                                                                                                               and Administration,
                                                                                                             Assurance and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

Wade A. Dokken                                                Director (since July, 1991)                       President and Deputy
38                                                                                                          Chief Executive Officer:
                                                                                            American Skandia Marketing, Incorporated


Larisa Gromyko                                                Director of Compliance                         Director of Compliance:
52                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Teresa Grove                                                  Vice President,                                        Vice President,
44                                                            Service Operations                                 Service Operations:
                                                                                                        American Skandia Information
                                                                                                 Services and Technology Corporation

Ms.  Grove  joined us in 1996.  She  previously  held the  position  of  Account
Services  Manager with  Twentieth  Century from January,  1992 until  September,
1996.

Brian L. Hirst                                                Vice President,                                        Vice President,
50                                                            Corporate Actuary                                   Corporate Actuary:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Hirst joined us in 1996. He previously held the positions of Vice President from 1993 to 1996 and Second Vice President from 1987 to 1992 at Allmerica
Financial.

N. David Kuperstock                                           Vice President,                                        Vice President,
46                                                            Product Development                               Product Development:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Thomas M. Mazzaferro                                          Executive Vice President and              Executive Vice President and
45                                                            Chief Financial Officer,                      Chief Financial Officer:
                                                              Director (since September, 1994)                 American Skandia Life
                                                                                                               Assurance Corporation

Gunnar J. Moberg                                              Director (since October, 1994)         Director - Marketing and Sales,
43                                                                                                          Assurances and Financial
                                                                                                                  Services Division:
                                                                                                      Skandia Insurance Company Ltd.

David R. Monroe                                               Senior Vice President,                          Senior Vice President,
36                                                            Treasurer and                                            Treasurer and
                                                              Corporate Controller                             Corporate Controller:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Monroe joined us in 1996. He  previously  held  positions of Assistant  Vice
President and Director at Allmerica  Financial from August,  1994 to July,  1996 and Senior Manager at KPMG Peat Marwick from July, 1983 to July, 1994.

Polly Rae                                                     Vice President                                         Vice President,
36                                                            Key Account Operations                         Key Account Operations:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Rodney D. Runestad                                            Vice President                                         Vice President:
48                                                                                                             American Skandia Life
                                                                                                               Assurance Corporation

Anders O. Soderstrom                                          Executive Vice President                     Executive Vice President:
38                                                            Director (since September, 1994)                 American Skandia Life
                                                                                                               Assurance Corporation

William H. Strong                                             Vice President,                                        Vice President,
55                                                            Product Innovation                                  Product Innovation
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Strong joined us in 1997. He previously held the position of Vice President with American Financial Systems from June 1994 to October 1997 and the position of Actuary with Connecticut Mutual Life from June 1965 to June 1994.

Amanda C. Sutyak                                              Executive Vice President                               Vice President:
40                                                            Director (since July, 1991)                           American Skandia
                                                                                                             Marketing, Incorporated

C. Ake Svensson                                               Director (since December, 1994)                       Vice President,
47                                                                                                             Business Development:
                                                                                                         American Skandia Investment
                                                                                                                 Holding Corporation

Mr.  Svensson  joined us in 1994. He previously held the position of Senior Vice
President with Nordenbanken.

Mary Toumpas                                                  Director of Advertising Compliance                  Vice President and
47                                                                                                              Compliance Director:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Ms. Toumpas  joined us in 1997.  She  previously  held the position of Assistant
Vice President with Chubb Life/Chubb Securities.

Bayard F. Tracy                                               Director (since September, 1994)                Senior Vice President,
50                                                                                                           National Sales Manager:
                                                                                                                    American Skandia
                                                                                                             Marketing, Incorporated

Jeffrey M. Ulness                                             Vice President,                                        Vice President,
37                                                            Product Management                                 Product Management:
                                                                                                               American Skandia Life
                                                                                                               Assurance Corporation

Mr. Ulness joined us in 1994. He previously held the positions of Counsel at North American Security Life Insurance Company from March, 1991 to July, 1994 and Associate at LeBoeuf, Lamb, Leiby, Green and MacRae from January, 1990 to
March 1991.


--------
* Trustees of American  Skandia  Trust,  one of the  underlying  mutual funds in which the Sub-accounts offered pursuant to this Prospectus invest.

FINANCIAL STATEMENTS
The consolidated financial statements which follow in Appendix A are those of American Skandia Life Assurance Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998.

                                   APPENDIXES


APPENDIX  A  Financial   Statements   about  American   Skandia  Life  Assurance
Corporation

               APPENDIX B ILLUSTRATION OF MARKET VALUE ADJUSTMENT


                  APPENDIX C ILLUSTRATION OF INTEREST CREDITING





                     APPENDIX A FINANCIAL INFORMATION ABOUT
                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION


         Selected Financial Data

         The following table summarizes information with respect to the operations of the Company. The selected financial data should be read in conjunction with the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.


         (in thousands)                                             FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------------------
                                                 1998              1997           1996           1995            1994
                                                 ----              ----           ----           ----            ----
               Income Statement Data:
               Revenues:
               Annuity and life insurance
                  charges and fees*        $     186,211    $     121,158   $     69,780     $    38,837   $    24,780
               Fee income                         50,839           27,593         16,420           6,206         2,112
               Net investment income              11,130            8,181          1,586           1,601         1,300
               Premium income and
                   other revenues                  1,360            1,082            265              45            92
                                           -------------    -------------   ------------     -----------   -----------

               Total revenues              $     249,540    $     158,014   $     88,051     $    46,689   $    28,284
                                           =============    =============   ============     ===========   ===========

               Benefits and Expenses:
               Annuity benefits            $         558    $       2,033   $        613     $       555   $       370
               Change in annuity policy reserves   1,053               37            635          (6,779)        5,766
               Cost of minimum death benefit
                   reinsurance                     5,144            4,545          2,867           2,057         -
               Return credited to contractowners  (8,930)          (2,018)           673          10,613          (517)
               Underwriting, acquisition and
                   other insurance expenses      167,790           90,496         49,887          35,914        18,943
               Interest expense                   41,004           24,895         10,791           6,500         3,616
                                           -------------    -------------   ------------    ------------  ------------
               Total benefits and expenses $     206,619    $     119,988   $     65,466    $     48,860  $     28,178
                                           =============    =============   ============    ============  ============

               Income tax expense (benefit)$       8,154    $      10,478   $     (4,038)   $        397  $        247
                                           =============    =============   ============    ============  ============

               Net income (loss)           $      34,767    $      27,548   $     26,623    $     (2,568) $       (141)
                                           =============    =============   ============    ============  ============

               Balance Sheet Data:
               Total Assets                $  18,848,273    $  12,894,290   $  8,268,696    $  4,956,018  $  2,824,311
                                           =============    =============   ============    ============  ============
               Future fees payable
                   to parent               $     368,978    $     233,034   $     47,112    $         -   $         -
                                           =============    =============   ============    ============  ============
               Surplus Notes               $     193,000    $     213,000   $    213,000    $    103,000  $     69,000
                                           =============    =============   ============    ============  ============

               Shareholder's  Equity       $     250,417    $     184,421   $    126,345    $     59,713  $     52,206
                                           =============    =============   ============    ============  ============

               * On annuity and life insurance sales of $4,159,662, $3,697,990,
                 $2,795,114, $1,628,486, and $1,372,874, during the years ended
                 December 31, 1998,  1997, 1996, 1995, and 1994, respectively, with contractowner assets under management of $17,854,761, $12,119,191, $7,764,891, $4,704,044, and $2,661,161 as of
                 December 31,  1998,  1997,  1996,  1995 and 1994, respectively.

         Management's Discussion and Analysis of Financial Condition and Results of Operations

         American Skandia Life Assurance Corporation (the "Company") is a stock life insurance company domiciled in Connecticut with licenses in all 50 states. It is a wholly-owned subsidiary of American Skandia Investment Holding Corporation (the "Parent"), whose ultimate parent is Skandia Insurance Company Ltd., a Swedish company.

         The Company is primarily in the business of issuing long-term savings and retirement products to individuals, groups and qualified pension plans. Since its business inception in 1988, the Company has offered a wide array of annuities, including: a) certain deferred annuities that are registered with the Securities and Exchange Commission, including variable annuities and fixed interest rate annuities that include a market value adjustment feature; b) certain other fixed deferred annuities that are not registered with the Securities and Exchange Commission; c) non-registered group variable annuities designed as funding vehicles for various types of qualified retirement plans; and d) fixed and adjustable immediate annuities.

         In April 1998, the Company began offering a term life insurance product in support of an affiliate's mutual fund products. In May 1998, the Company launched a single premium variable life insurance product. In January 1999, the Company launched its second variable life product, which was designed as a flexible premium product.

         The Company markets its products to independent financial planners and broker-dealers through an internal field marketing staff. In addition, the Company markets through and in conjunction with financial institutions such as banks that are permitted directly, or through affiliates, to sell annuities and life insurance.

         The Company has a 99.9% ownership in Skandia Vida, S.A. de C.V. which is a life insurance company domiciled in Mexico. This Mexican life insurer is a start up company with expectations of selling long-term savings products within Mexico. Skandia Vida, S.A. de C.V had total shareholder's equity of $4,724,000 and $1,509,000 as of December 31, 1998, and 1997, respectively and has generated net losses of $2,514,000, $1,438,000 and $781,000
         for  the  years  ended   December  31,   1998,   1997  and  1996,
         respectively.

         RESULTS OF OPERATIONS

         Annuity and life insurance sales increased 12%, 32% and 72% in 1998, 1997 and 1996, respectively. The Company continues to show significant growth in sales volume and ranked 6th highest in variable annuity sales during 1998, according to the Variable Annuity Research and Data Service. The Company's growth is a result of innovative product development activities, the recruitment and retention of top producers, and the success of its highly rated customer service teams.

         The Company offers and sells a wide range of deferred annuities and variable life insurance through three focused marketing, sales and service teams. Each team specializes in addressing one of the Company's primary distribution channels: (a) financial planning firms; (b) broker-dealers that generally are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (c) broker-dealers affiliated with banks or which specialize in marketing to customers of banks. The Company also offers a number of specialized products distributed by select, large distributors. There has been continued growth and success in expanding the number of selling agreements in the primary distribution channels. There has also been increased success in enhancing the relationships with the registered representatives/insurance agents of all the selling firms.

         Total  assets  grew  46%,  56% and 66% in 1998,  1997  and  1996, respectively. These increases were a direct result of the substantial sales volume and market growth of the separate account assets. The sales and market growth also drove increases in deferred acquisition costs, as well as, fixed maturity investments, in support of the Company's risk based capital requirements. Liabilities grew 46%, 56%, and 65% in 1998, 1997 and 1996, respectively, as a result of the reserves required for the increased sales activity along with the sale of future fees and charges during these periods. These sales of future fees and charges to the Parent are needed to fund the acquisition costs of the Company's variable annuity and life insurance business.

         The Company generated net income after tax of $34,767,000 $27,548,000 and $26,623,000 in 1998, 1997 and 1996, respectively.
         The Company benefited in each of the past three years from strong sales growth and favorable market conditions. In 1996, the Company also benefited from the recognition of the reversal of the deferred tax valuation allowance. Assets under management, from which the Company derives a significant portion of its revenues grew 47%, 56% and 65% in 1998, 1997 and 1996, respectively.

         REVENUES

         As a result of the significant growth in sales and assets under management, contractowner fees and charges and fees generated from transfer agency-type activities increased dramatically over the past three years:

         (annual percentage growth)        1998       1997       1996
                                           ----       ----       ----

         Annuity and life insurance
           fees and charges                 54%        74%        80%
                                           ====       ====       ====

         Transfer agency fee income         84%        68%       165%
                                           ====       ====       ====

         Net investment income increased 36% and 416% in 1998 and 1997, respectively, and decreased slightly in 1996. The majority of the income was generated from the bond holdings, which were increased in 1998 and 1997 to meet risk based capital goals, which in turn, have increased as a result of the growth in business.

         Premium income represents premiums earned on sales of immediate annuities with life contingencies, supplementary contracts with life contingencies and certain life insurance products. Sales of these ancillary products decreased slightly in 1998 and 1996 and increased in 1997.

         BENEFITS

         Annuity benefits and the change in annuity policy reserves relate to annuity contracts with mortality risks, these being immediate annuity contracts with life contingencies and supplementary contracts with life contingencies. Due to the age of these policies in force and the relative insignificance of these products to the Company's overall portfolio of products, fluctuations in these benefits were of marginal importance to the Company's total operations.

         The Company reinsures the guaranteed minimum death benefit exposure on most of the variable annuity contracts. The costs (minimum guaranteed premium per reinsurance contracts) associated with reinsuring the guaranteed minimum death benefit reserve exceeded the change in the guaranteed minimum death benefit reserve during 1998, 1997 and 1996. This cost increased in each of the past three years by 13%, 59% and 39%, respectively.

         Return credited to contractowners includes primarily revenues on the variable and market value adjusted annuities and variable life insurance, offset by the benefit payments and change in reserves required on this business. The 1998 return credited to contractowners in the amount of ($8,930,000) represented higher than expected Separate Account investment returns on the market value adjusted contracts in support of the benefits and required reserves.

         The 1997 return credited to contractowners in the amount of ($2,018,000) represents a break-even year for the Company's market value adjusted product line. The 1996 return credited to contractowners in the amount of $673,000 represents a favorable investment return on the market value adjusted contracts relating to the benefits and required reserves, offset by the effect of bond market fluctuations on December 31, 1996 in the amount of $1,800,000. While the assets relating to the market value adjusted contracts reflect the market interest rate fluctuations which occurred on December 31, 1996, the liabilities are based on the interest rates set for new contracts which are generally based on the prior day's interest rates. During the first week of January 1997, interest rates were established for new contracts, thereby bringing the liabilities relating to the market value adjusted contracts in line with the related assets. Consequently, the gain realized in 1997 was a result of this liability shift.

         EXPENSES

         Underwriting, acquisition and other insurance expenses for 1998, 1997 and 1996 were as follows:

         (in thousands)                       1998       1997       1996
                                              ----       ----       ----

         Commissions                       $ 224,916  $ 186,920  $ 140,459
         General expenses                    117,678     94,640     63,375
         Net capitalization of
           deferred acquisition costs       (174,804)  (191,064)  (153,947)
                                           ---------  ---------  ---------

         Underwriting, acquisition and
           other insurance expenses        $ 167,790  $  90,496  $  49,887
                                           =========  =========  =========

         Commissions increased with the growth in sales. General expenses increased with the growth in sales, along with start up costs associated with the Company's entry into variable life insurance and qualified plans. The net capitalization of deferred acquisition costs decreased in 1998 as a result of increased amortization.

         Interest expense increased $16,109,000, $14,104,000 and $4,291,000 in 1998, 1997 and 1996, respectively, as a result of additional financing transactions, which consisted of the sale of future fees to the Parent ("securitization transactions"). In addition, the Company had outstanding surplus notes totaling $213,000,000 throughout 1998 ($20,000,000 was retired on December 31, 1998). Surplus notes as of December 31, 1998 and 1997 totaled $193,000,000 and $213,000,000, respectively.

         The effective income tax rates for the years ended December 31, 1998, 1997 and 1996 were 19%, 28% and (18%), respectively. The effective rate is lower than the corporate rate of 35% due to permanent differences, with the most significant item being the dividend received deduction. Additionally, the Company released a deferred tax valuation allowance of $9,325,000 in 1996.

         LIQUIDITY AND CAPITAL RESOURCES

         ASLAC's liquidity requirement was met by cash from insurance operations, investment activities, borrowings from its Parent and sale of rights to future fees and charges to its Parent.

         Approximately 97% of 1998 sales (94% in 1997 and 1996) were variable annuity and life insurance products, most of which carry a contingent deferred sales charge. This type of product causes a temporary cash strain in that 100% of the proceeds are invested in separate accounts supporting the product leaving a cash (but not capital) strain caused by the acquisition cost for the new business. This cash strain required the Company to look beyond the cash made available by insurance operations and investments of the Company to financing in the form of surplus notes, capital contributions, the sale of certain rights to future fees and modified coinsurance arrangements.

         - During 1996, the Company issued $110,000,000 of surplus notes to its Parent.

         - During December 1998 and 1997, the Company received $2,600,000 and $27,700,000, respectively, from its Parent to support the capital needs of its U.S. operations during the current year along with the following year's anticipated growth in business.

         - Funds received from new securitization transactions amounted to $169,881,000, $194,512,000 and $50,221,000 for 1998, 1997
           and 1996, respectively.

         - During 1998, 1997 and 1996, the Company extended its reinsurance agreements (which were initiated in 1993, 1994 and 1995). The reinsurance agreements are modified coinsurance arrangements where the reinsurer shares in the experience of a specific book of business.

         The  Company   expects  the  continued  use  of  reinsurance  and
         securitization transactions to fund the cash strain anticipated from the acquisition costs on the coming years' sales volume.

         As of December 31, 1998 and 1997, shareholder's equity was $250,417,000 and $184,421,000, respectively. The increases were driven by the previously mentioned capital contributions received from the Parent and net income from operations.

         ASLAC has long-term surplus notes and a short-term borrowings with its Parent. No dividends have been paid to its Parent.

         The National Association of Insurance Commissioners ("NAIC") requires insurance companies to report information regarding minimum Risk Based Capital ("RBC") requirements. These requirements are intended to allow insurance regulators to identify companies which may need regulatory attention. The RBC model law requires that insurance companies apply various factors to asset, premium and reserve items, all of which have inherent risks. The formula includes components for asset risk, insurance risk, interest risk and business risk. The Company has complied with the NAIC's RBC reporting requirements and has total adjusted capital well above required capital.

         YEAR 2000 COMPLIANCE

         The Company is continuing its ongoing assessment of the potential impact of the Year 2000 issue on various aspects of its business. The Company's computer support is provided by its affiliate, American Skandia Information Services and Technology Corporation, which also provides such support for the Company's affiliated broker-dealer, American Skandia Marketing, Incorporated and the Company's affiliated investment advisory firm, American Skandia Investment Services, Incorporated. Because of the nature of the Company's business, any assessment of the potential impact of the Year 2000 issues on the Company must be an assessment of the potential impact of these issues on all these companies, which are referred to below as "American Skandia".

         Business Partners

         Management believes the area where the Company is most vulnerable to Year 2000 issues is in its interfaces with computer systems of investment managers, sub-advisors, third party administrators, vendors and other business partners. The inability to properly recognize date sensitive electronic information and transfer data between systems could cause errors or even a complete systems failure
         which  would   result  in  a  temporary   inability   to  process
         transactions correctly or engage in normal business activities.

         The American Skandia deferred annuity operational business partners report that all critical interfaces are Year 2000 compliant. All investment managers and sub-advisors are required by the Securities and Exchange Commission to publicly disclose their Year 2000 status in December 1998 and June 1999.

         American Skandia has initiated formal communications with parties that provide third party administration, record keeping and trust services in connection with its life insurance and qualified retirement plan annuities business. Management has already received several written assurances that these firms will be Year 2000 compliant. The Company expects to have certifications from all remaining parties by July 1999. American Skandia is currently developing contingency plans in the event that these targets are not met.

         Information Technology Systems

         American Skandia is a relatively young company whose internally developed systems were designed from the start with four digit year codes. The Company engaged an external information technology specialist to review American Skandia's operating systems and internally developed software. The assessment was completed in December 1997 and the results were favorable. Specific modifications were suggested, evaluated and implemented for the annuity administration system. This project was completed during 1998 and a certificate of compliance has been received. Other non-critical internally developed applications in the client/server area have already been or will be remediated during 1999. The costs associated with this aspect of Year 2000 compliance have not had, and are not expected to have, a significant impact on the Company's results from operations.

         Suppliers and Non-Information Technology Systems

         Like most companies, American Skandia is reliant on network, and desktop operating systems and software providers to release compliant versions of their respective systems. American Skandia's network is currently at the most compliant level available. The standard desktop software will be replaced, as fully compliant versions become available. In addition, the Company is in the process of contacting the non-information systems vendors and suppliers regarding their Year 2000 compliance status and will factor the results of these assessments into its contingency plans.

         Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. However, should errors or disruptions in computer service occur, the Company could realize losses. Given the nature and uncertainty of such losses, the amounts cannot be reasonably determined.

         Quantitative and Qualitative Disclosures About Market Risk

         Interest Rate Sensitivity

         At December 31, 1998, the Company held in its general account $149,484,000 of fixed maturity investments that are sensitive to changes in interest rates. These securities are held in support of the Company's fixed immediate annuities and supplementary contracts ($23,699,000 in reserves at December 31, 1998) and in support of the Company's target solvency capital. With respect to the insurance contracts, interest rate risk is managed through an asset/liability matching program which takes into account the risk variables of the insurance liabilities supported by the assets. In addition, the Company has a conservative investment philosophy, with all investments being investment grade corporate securities, government agency or U.S. government securities.

         In addition, the Company's deferred annuity products offer a fixed option that subjects the Company to interest rate risk. The fixed option guarantees a fixed rate of interest for a period of time selected by the contract holder (options available range from 1 to 10 years). Withdrawal of funds before the end of the guarantee period subjects the contract holder to a market value adjustment ("MVA"). In the event of rising interest rates, which make the fixed maturity securities underlying the guarantee less valuable, the market value adjustment could be negative. In the event of falling interest rates, which make the fixed maturity securities underlying the guarantee more valuable, the market value adjustment could be positive. Should these contracts be surrendered early, this increase or decrease in fair value would be substantially offset through the application of the MVA and its effect on contractholders choosing to withdraw. The risk to the Company on these contracts relates to the ability to reinvest proceeds from interest payments and other activity over the guarantee term at interest rates required to meet interest rate guarantees and the risk of default. This risk is managed through an asset/liability matching program. At December 31, 1998, the Company had $613,057,000 of contracts subject to MVA.

         Equity Market Exposure

         The Company has a small portfolio of equity investments; mutual funds which are held in support of a deferred compensation program. In the event of a decline in market values of underlying securities, the value of the portfolio would decline, however the accrued benefits payable under the related deferred compensation program would decline by a corresponding amount.

         The primary equity market risk to the Company comes from the nature of the variable annuity and variable life products sold by ASLAC. Various fees and charges earned by ASLAC are substantially derived as a percentage of the market value of assets under management. In a market decline, this income would be reduced. This could be further compounded by customer withdrawals, net of applicable surrender charge revenues, partially offset by transfers to the fixed option discussed above. A 10% decline in the market value of the assets under management at December 31, 1998, sustained throughout 1999, would result in a $28,000,000 drop in related fee income.

         In addition, it is not clear what the impact of a prolonged downturn in the equity markets would have on ongoing sales. Customer's perceptions of a downturn in equity markets coupled with rising interest rates could move them into financial products other than variable annuities or variable life; however, the Company's products might remain attractive to purchasers in relation to other long-term savings vehicles even after such a decline.

                  AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
                  AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of
    American Skandia Life Assurance Corporation
Shelton, Connecticut

We have audited the consolidated statements of financial condition of American Skandia Life Assurance Corporation (the "Company" which is a wholly-owned subsidiary of Skandia Insurance Company Ltd.) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Skandia Life Assurance Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ Ernst & Young, LLP
----------------------
Hartford, Connecticut

February 20, 1999

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of
     American Skandia Life Assurance Corporation
Shelton, Connecticut


We  have  audited  the accompanying   consolidated  statements  of  operations,
shareholder's equity, and cash flows of American Skandia Life Assurance Corporation and subsidiary (a wholly-owned subsidiary of Skandia Insurance Company Ltd.) for the year ended December 31, 1996. These consolidated financial
statements  are  the   responsibility   of  the   Company's   management.   Our
responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable
assurance  about  whether  the  financial   statements  are  free  of  material
misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of American Skandia Life Assurance Corporation and subsidiary for the year ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/Deloitte & Touche LLP
------------------------
New York, New York


March 10, 1997

                        AMERICAN SKANDIA LIFE ASSURANCE
                    CORPORATION (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (in thousands)

                                                        AS OF DECEMBER 31,
                                                      1998             1997
                                                   ----------       ----------

ASSETS

Investments:
   Fixed maturities - at amortized cost          $     8,289      $     9,367
   Fixed maturities - at fair value                  141,195          108,323
   Investment in mutual funds - at fair value          8,210            6,711
   Policy loans                                          569              687
                                                  ----------      -----------

      Total investments                              158,263          125,088

Cash and cash equivalents                             77,525           81,974
Accrued investment income                              2,880            2,442
Fixed assets                                             328              356
Deferred acquisition costs                           721,507          546,703
Reinsurance receivable                                 4,191            6,343
Receivable from affiliates                             1,161            1,911
Income tax receivable - current                           -             1,048
Income tax receivable - deferred                      38,861           26,174
State insurance licenses                               4,413            4,563
Other assets                                           3,744            2,524
Separate account assets                           17,835,400       12,095,164
                                                  ----------       ----------

      Total assets                               $18,848,273      $12,894,290
                                                 ===========      ===========

LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
   Reserve for future contractowner benefits     $    37,508      $    43,204
   Policy reserves                                    25,545           24,415
   Drafts outstanding                                 28,941           19,278
   Accounts payable and accrued expenses              91,827           71,190
   Income tax payable                                  6,657               -
   Payable to affiliates                                  -               584
   Future fees payable to parent                     368,978          233,034
   Short-term borrowing                               10,000           10,000
   Surplus notes                                     193,000          213,000
   Separate account liabilities                   17,835,400       12,095,164
                                                  ----------       ----------

      Total liabilities                           18,597,856       12,709,869
                                                  ----------       ----------

Shareholders Equity:
   Common stock, $80 par, 25,000 shares
     authorized, issued and outstanding                2,000            2,000
   Additional paid-in capital                        179,889          151,527
   Retained earnings                                  64,993           30,226
   Accumulated other comprehensive income              3,535              668
                                                  ----------       ----------

      Total shareholder's equity                     250,417          184,421
                                                  ----------       ----------

    Total liabilities and shareholder's equity   $18,848,273      $12,894,290
                                                 ===========      ===========




                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

                        CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands)

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                            1998                     1997                    1996
                                                         ------------            -------------           ------------
REVENUES

Annuity and life insurance charges and fees                $186,211                $121,158                $69,780
Fee income                                                   50,839                  27,593                 16,420
Net investment income                                        11,130                   8,181                  1,586
Premium income                                                  874                     920                    125
Net realized capital gains                                       99                      87                    134
Other                                                           387                      75                      6
                                                         ------------            -------------           ------------

     Total revenues                                         249,540                 158,014                 88,051
                                                         ------------            -------------           ------------

BENEFITS AND EXPENSES

Benefits:
  Annuity benefits                                              558                   2,033                    613
  Change in annuity policy reserves                           1,053                      37                    635
  Cost of minimum death benefit reinsurance                   5,144                   4,545                  2,867
  Return credited to contractowners                          (8,930)                 (2,018)                   673
                                                         ------------            -------------           ------------

                                                             (2,175)                  4,597                  4,788
                                                         ------------            -------------           ------------
Expenses:
  Underwriting, acquisition and
      other insurance expenses                              167,640                  90,346                 49,737
  Amortization of state insurance licenses                      150                     150                    150
  Interest expense                                           41,004                  24,895                 10,791
                                                         ------------            -------------           ------------

                                                            208,794                 115,391                 60,678
                                                         ------------            -------------           ------------

     Total benefits and expenses                            206,619                 119,988                 65,466
                                                         ------------            -------------           ------------

Income from operations before income taxes                   42,921                  38,026                 22,585

     Income tax expense (benefit)                             8,154                  10,478                 (4,038)
                                                         ------------            -------------           ------------

        Net income                                          $34,767                 $27,548                $26,623
                                                         ============            =============           ============










                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (in thousands)


                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                             1998                  1997                  1996
                                                          -----------           -----------           -----------

Common stock:
      Beginning and ending balance                           $2,000              $ 2,000               $ 2,000

Additional paid in capital:
   Beginning balance                                        151,527              122,250                81,875
      Additional contributions                               28,362               29,277                40,375
                                                          -----------           -----------           ----------
         Ending balance                                     179,889              151,527               122,250

Retained earnings (deficit):
   Beginning balance                                         30,226                 2,678              (23,945)
      Net income                                             34,767                27,548               26,623
                                                          -----------           -----------           ----------
         Ending balance                                      64,993                30,226                2,678

Accumulated other comprehensive income:
   Beginning balance                                            668                 (584)                 (217)
      Other comprehensive income                              2,867                1,252                  (367)
                                                          -----------           -----------           -----------
         Ending balance                                       3,535                  668                  (584)
                                                          -----------           -----------           -----------
            Total shareholder's equity                     $250,417              $184,421              $126,345
                                                          ===========           ===========           ===========



























                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (in thousands)


                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                        1998                 1997                 1996
                                                                    ------------         ------------        ------------
Cash flow from operating activities:

  Net income                                                          $ 34,767             $ 27,548            $ 26,623
  Adjustments to reconcile net income to net cash
    used in operating activities:
      Increase in policy reserves                                        1,130                3,176               1,852
      Amortization of bond discount                                        101                   73                  27
      Amortization of insurance licenses                                   150                  150                 150
      Change in receivable from/payable to affiliates                      166               (1,321)                540
      Change in income tax receivable/payable                            7,704               (2,172)              1,688
      Increase in other assets                                          (1,191)                (604)               (661)
      Increase in accrued investment income                               (438)                (483)             (1,764)
      Decrease/(increase) in reinsurance receivable                      2,152                 (268)               (676)
      Increase in deferred acquisition costs, net                     (174,804)            (190,969)           (153,918)



      Increase in income tax receivable - deferred                     (14,242)              (9,631)            (16,903)
      Increase in accounts payable and accrued expenses                 20,637                5,719              32,323
      Increase in drafts outstanding                                     9,663                6,245              13,032
      Change in foreign currency translation, net                          (22)                 (34)                (77)
      Realized gain on sale of investments                                 (99)                 (87)               (134)
                                                                    ------------         ------------        ------------
           Net cash used in operating activities                      (114,326)            (162,658)            (97,898)
                                                                    ------------         ------------        ------------

Cash flow from investing activities:

  Purchase of fixed maturity investments                               (31,828)             (28,905)            (96,813)
  Proceeds from sale and maturity of fixed maturity investments          4,049               10,755               8,947
  Purchase of shares in mutual funds                                    (7,158)              (5,595)             (2,160)
  Proceeds from sale of shares in mutual funds                           6,086                1,415               1,274
  Decrease/(increase) in policy loans                                      118                 (528)               (104)
                                                                    ------------         ------------        ------------
            Net cash used in investing activities                       (28,733)             (22,858)            (88,856)
                                                                    ------------         ------------        ------------

Cash flow from financing activities:

  Capital contributions from parent                                      8,362               29,277              40,375
  Surplus notes                                                              -                    -             110,000
  Increase in future fees payable to Parent                            135,944              185,922              47,112
  Net (withdrawals from)/deposits to contractowner accounts             (5,696)               6,959               5,753
                                                                    ------------         ------------        ------------

        Net cash provided by financing activities                      138,610              222,158             203,240
                                                                    ------------         ------------        ------------

          Net increase/(decrease) in cash and cash equivalents          (4,449)              36,642              16,486
                                                                    ------------         ------------        ------------

          Cash and cash equivalents at beginning of year                81,974               45,332              28,846
                                                                    ------------         ------------        ------------

            Cash and cash equivalents at end of year                  $ 77,525             $ 81,974            $ 45,332
                                                                    ============         ============        ============

Supplemental cash flow disclosure:
  Income taxes paid                                                   $ 14,651             $ 22,308            $ 11,177
                                                                    ============         ============        ============

  Interest paid                                                       $ 35,588             $ 16,916            $  7,095
                                                                    ============         ============        ============


                 See notes to consolidated financial statements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                         (a wholly-owned subsidiary of
                                     Skandia Insurance Company Ltd.)

                   Notes to Consolidated Financial Statements
                                December 31, 1998


1.      ORGANIZATION AND OPERATION

        American Skandia Life Assurance Corporation (the "Company") is a wholly-owned subsidiary of American Skandia Investment Holding Corporation (the "Parent"); whose ultimate parent is Skandia Insurance Company Ltd., a Swedish corporation.

        The Company develops long-term savings and retirement products which are distributed through its affiliated broker/dealer company, American Skandia Marketing, Incorporated ("ASM"). The Company currently issues variable life insurance and variable, fixed, market value adjusted and immediate annuities for individuals, groups and qualified pension plans.

        The Company has 99.9% ownership in Skandia Vida, S.A. de C.V. which is a life insurance company domiciled in Mexico. This Mexican life insurer is a start up company with expectations of selling long-term savings products within Mexico. Skandia Vida, S.A. de C.V. had total shareholder's equity of $4,724,000 and $1,509,000 as of December 31, 1998, and 1997, respectively, and has generated net losses of $2,514,000, $1,438,000 and $781,000 for the years ended December 31,
        1998, 1997 and 1996, respectively.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A.  Basis of Reporting

            The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Intercompany transactions and balances have been eliminated in consolidation.

            Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

        B.  New Accounting Pronouncements

            In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 133, "Accounting for Derivative Instruments and
            Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. The standard requires that all derivatives be carried on the balance sheets at fair value. The Company is currently not involved in derivatives or hedging instruments as part of its investment strategy. The Company is evaluating the potential impact of a change in accounting for derivative instruments embedded in certain products it issues. This standard is effective for years beginning after June 15, 1999.

            In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use," which provides guidance for determining when computer software developed or obtained for internal use should be capitalized. It also provides guidance on the amortization of capitalized costs and the recognition of impairment. The Company is evaluating the potential impact of adopting this SOP, which is effective for fiscal years beginning after December 15, 1998.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         C.  Investments

             The Company has classified its fixed maturity investments as either held-to-maturity or available-for-sale. Investments classified as held-to-maturity are investments that the Company has the ability and intent to hold to maturity. Such investments are carried at amortized cost. Those investments which are classified as available-for-sale, are carried at fair value and changes in unrealized gains and losses are reported as a component of other comprehensive income.

             The Company has classified its mutual fund investments as available-for-sale. Such investments are carried at fair value and changes in unrealized gains and losses are reported as a component of other comprehensive income.

             Policy loans are carried at their unpaid principal balances.

             Realized gains and losses on disposal of investments are determined by the specific identification method and are included in revenues.

         D.  Cash Equivalents

             The  Company   considers  all  highly  liquid  time  deposits,
             commercial paper and money market mutual funds purchased with a maturity of three months or less to be cash equivalents.

         E.  State Insurance Licenses

             Licenses to do business in all states have been capitalized and reflected at the purchase price of $6,000,000 less accumulated amortization. The cost of the licenses is being amortized over 40 years.

         F.  Fixed Assets

             Fixed assets consisting of furniture, equipment and leasehold improvements are carried at cost and depreciated on a straight-line basis over a period of three to five years. Accumulated depreciation amounted to $142,000 and $96,000 at December 31, 1998 and 1997, respectively. Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $46,000 and $63,000 and $29,000, respectively.

         G.  Income Taxes

             The Company is included in the consolidated federal income tax return of Skandia U.S. Investment Holding Corporation and its subsidiaries. In accordance with the tax sharing agreement, the federal and state income tax provision is computed on a separate return basis, as adjusted for consolidated items, such as net operating loss carryforwards.

             Income taxes are provided in accordance with SFAS 109, "Accounting for Income Taxes", which requires the asset and liability method of accounting for deferred taxes. The object of this method is to recognize an asset and liability for the expected future tax effects due to temporary differences between the financial reporting and the tax basis of assets and liabilities, based on enacted tax rates and other provisions of the tax law.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         H.  Recognition of Revenue and Contract Benefits

             Revenues for variable annuity contracts consist of charges against contractowner account values for mortality and expense risks, administration fees, surrender charges and an annual maintenance fee per contract. Benefit reserves for variable annuity contracts represent the account value of the contracts and are included in the separate account liabilities.

             Revenues for market value adjusted annuity contracts consist of separate account investment income reduced by benefit payments and changes in reserves in support of contractowner obligations, all of which are included in return credited to contractowners. Benefit reserves for these contracts represent the account value of the contracts, and are included in the general account liability for future contractowner benefits to the extent in excess of the separate account liabilities.

             Revenues for immediate annuity contracts without life contingencies consist of net investment income. Revenues for immediate annuity contracts with life contingencies consist of single premium payments recognized as annuity considerations when received. Benefit reserves for these contracts are based on the Society of Actuaries 1983 Table-a with assumed interest rates that vary by issue year. Assumed interest rates ranged from 6.25% to 8.25% and 6.5% to 8.25% at December 31, 1998 and
             December 31, 1997, respectively.

             Revenues for variable life insurance contracts consist of charges against contractowner account values for the maintenance and expense fees, cost of insurance fees and surrender charges. Benefit reserves for variable life
             insurance   contracts  represent  the  account  value  of  the
             contracts   and  are   included   in  the   separate   account
             liabilities.

         I.  Deferred Acquisition Costs

             The costs of acquiring new business, which vary with and are primarily related to the production of new business, are being deferred net of reinsurance. These costs include commissions, costs of contract issuance, and certain selling expenses that vary with production. These costs are being amortized generally in proportion to expected gross profits from surrender charges, policy and asset based fees and mortality and expense margins. This amortization is adjusted retrospectively and prospectively when estimates of current and future gross profits to be realized from a group of products are revised.

             Details  of  the  deferred   acquisition   costs  and  related
             amortization for the years ended December 31, are as follows:

                      (in thousands)           1998         1997        1996
                                               ----         ----        ----

             Balance at beginning of year    $546,703     $355,734    $201,816

             Acquisition costs deferred
               during the year                261,432      243,476     171,253

             Acquisition costs amortized
               during the year                (86,628)     (52,507)    (17,335)
                                             ---------    ---------   ---------

             Balance at end of year          $721,507     $546,703    $355,734
                                             ========     ========    ========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         J.  Reinsurance

             The Company cedes reinsurance under modified co-insurance arrangements. The reinsurance arrangements provide additional capacity for growth in supporting the cash flow strain from the Company's variable annuity and variable life insurance business. The reinsurance is effected under quota share contracts.

             The company reinsures certain mortality risks relating to the variable life insurance product, as well as, the guaranteed minimum death benefit feature in the variable annuity product.

             At December 31, 1998 and 1997, in accordance with the provisions of a modified coinsurance agreement, the Company accrued $1,976,000 and $0, respectively, for amounts receivable from favorable reinsurance experience on a block of variable annuity business.

         K.  Translation of Foreign Currency

             The financial position and results of operations of the Company's Mexican subsidiary are measured using local currency as the functional currency. Assets and liabilities of the subsidiary are translated at the exchange rate in effect at each year-end. Statements of income and shareholder's equity accounts are translated at the average rate prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are reported as a component of other comprehensive income.

         L.  Fair Values of Financial Instruments

             The methods and assumptions used to determine the fair value of financial instruments are as follows:

             Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from an independent pricing service.

             Fair values of investments in mutual funds are based on quoted market prices.

             The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these investments.

             The carrying value of short-term borrowing approximates fair value due to the short-term nature of these liabilities.

             Fair values of certain financial instruments, such as future fees payable to parent and surplus notes are not readily determinable and are excluded from fair value disclosure requirements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         M.  Separate Accounts

             Assets and liabilities in Separate Accounts are included as separate captions in the consolidated statements of financial condition. Separate Account assets consist principally of long term bonds, investments in mutual funds, short-term securities and cash and cash equivalents, all of which are carried at fair value. The investments are managed predominately through the Company's investment advisory affiliate, American Skandia Investment Services, Inc. ("ASISI"), utilizing various fund managers as sub-advisors. The remaining investments are managed by independent investment firms. The contractowner has the option of directing funds to a wide variety of mutual funds. The investment risk on the variable portion of a contract is borne by the contractowner. A fixed option with a minimum guaranteed interest rate is also available. The Company is responsible for the credit risk associated with these investments.

             Included in Separate Account liabilities are $771,195,000 and $773,067,000 at December 31, 1998 and 1997, respectively, relating to annuity contracts for which the contractowner is guaranteed a fixed rate of return. Separate Account assets of $771,195,000 and $773,067,000 at December 31, 1998 and 1997,
             respectively, consisting of long term bonds, short term securities, transfers due from general account and cash and cash equivalents are held in support of these annuity contracts, pursuant to state regulation.

         N.  Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions are related to deferred acquisition costs and involve policy lapses, investment return and maintenance expenses. Actual results could differ from those estimates.

3.       COMPREHENSIVE INCOME

         As of January 1, 1998 the Company adopted SFAS 130, "Reporting Comprehensive Income," which sets standards for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's financial position or net income. SFAS 130 requires unrealized gains and losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholder's equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


        The components of comprehensive income, net of tax, for the years ended December 31, 1998, 1997 and 1996 were as follows:

                  (in thousands)                                           1998              1997           1996
                                                                           ----              ----           ----

         Net income                                                       $34,767          $27,548         $26,623
         Other comprehensive income:
            Unrealized investment gains/(losses) on
               available for sale securities                                2,751            1,288            (331)
            Reclassification adjustment for realized
               losses/(gains) included in investment income                   138              (14)            (99)
                                                                        ---------        ---------      ----------
            Net unrealized gains/(losses) on securities                     2,889            1,274            (430)

            Foreign currency translation                                      (22)             (22)             64
                                                                       ----------       ----------      ----------

         Other comprehensive income                                         2,867            1,252            (367)
                                                                         --------         --------       ----------

         Comprehensive income                                             $37,634          $28,800         $26,257
                                                                          =======          =======         =======


         The components of accumulated other comprehensive income, net of tax, as of December 31, 1998 and 1997 were as follows:

                  (in thousands)                                         1998                    1997
                                                                         ----                    ----

         Unrealized investment gains                                    $3,843                   $954
         Foreign currency translation                                     (308)                  (286)
                                                                      --------                  -----

         Accumulated other comprehensive income                         $3,535                   $668
                                                                        ======                   ====


4.       INVESTMENTS

         The amortized cost, gross unrealized gains/losses and estimated fair value of available-for-sale and held-to-maturity fixed maturities and investments in mutual funds as of December 31, 1998 and 1997 are shown below. All securities held at December 31, 1998 are publicly traded.

         Investments in fixed maturities as of December 31, 1998 consisted of the following:

                  (in thousands)                                     Held-to-Maturity

                                                                 Gross               Gross
                                           Amortized          Unrealized          Unrealized             Fair
                                             Cost                Gains              Losses               Value
         U.S. Government
            obligations                      $3,774                $57               $  -                $3,831

         Corporate securities                 4,515                 34                  -                 4,549
                                            -------               ----              -----               -------

            Totals                           $8,289                $91               $  -                $8,380
                                             ======                ===               ====                ======

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                         (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


                  (in thousands)                                     Available-for-Sale

                                                                Gross                Gross
                                         Amortized           Unrealized           Unrealized             Fair
                                           Cost                 Gains               Losses               Value
         U.S. Government
            obligations                   $  17,399            $   678               $  -             $  18,077

         Obligations of
            state and political
            subdivisions                        253                  7                  -                   260

         Corporate securities               117,774              5,160                 76             122,858
                                          ---------            -------               ----           -----------

            Totals                         $135,426             $5,845                $76              $141,195
                                           ========             ======                ===              ========


         The amortized cost and fair value of fixed maturities, by contractual maturity, at December 31, 1998 are shown below.

                  (in thousands)                        Held-to-Maturity                  Available-for-Sale

                                                    Amortized          Fair             Amortized           Fair
                                                      Cost             Value              Cost              Value

         Due in one year or less                      $4,927          $4,982       $           -  $           -

         Due after one through five years              3,362           3,398              54,789             56,850

         Due after five through ten years                  -               -              80,637             84,345
                                                  ----------      ----------          ----------         ----------

               Total                                  $8,289          $8,380            $135,426           $141,195
                                                      ======          ======            ========           ========


         Investments in fixed maturities as of December 31, 1997 consisted of the following:

                  (in thousands)                       Held-to-Maturity

                                                                    Gross               Gross
                                            Amortized            Unrealized          Unrealized             Fair
                                              Cost                  Gains              Losses               Value

         U.S. Government
            obligations                       $3,790                 $71                   $9                $3,852

         Obligations of
            state and political
            subdivisions                          50                   -                    -                    50

         Corporate
            securities                         5,527                   2                   19                 5,510
                                             -------               -----                 ----               -------

               Totals                         $9,367                 $73                  $28                $9,412
                                              ======                 ===                  ===                ======

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


                  (in thousands)                                 Available for Sale
                                                                 ------------------
                                                                Gross              Gross
                                         Amortized            Unrealized         Unrealized              Fair
                                           Cost                  Gains             Losses                Value
                                         ---------            ----------         ----------              -----
         U.S. Government
            obligations                   $ 14,999              $  202             $  -              $  15,201

         Obligations of
            state and political
            subdivisions                       202                   -                -                    202

         Corporate
            securities                      91,470               1,505               55                 92,920
                                        ----------             -------             ----             ----------

               Totals                     $106,671              $1,707              $55               $108,323
                                          ========              ======              ===               ========


        Proceeds from sales of fixed maturities during 1998, 1997 and 1996 were
        $999,000, $5,056,000  and  $8,732,000,   respectively.  Proceeds  from
        maturities during 1998, 1997 and 1996 were $3,050,000,  $5,700,000 and
        $215,000, respectively.

        The cost, gross unrealized gains/losses and fair value of investments in mutual funds at December 31, 1998 and 1997 are shown below:

             (in thousands)           Gross             Gross
                                    Unrealized        Unrealized       Fair
                      Cost            Gains             Losses         Value
                     ------         ----------        ----------      ------
         1998        $8,068            $416              $274         $8,210
                     ======            ====              ====         ======


         1997        $6,896            $ 43              $228         $6,711
                     ======            ====              ====         ======

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         Net realized investment gains (losses) were as follows for the years ended December 31:

                  (in thousands)                                 1998                   1997               1996
                                                                 ----                   ----               ----

         Fixed maturities:
           Gross gains                                         $    -                   $  10             $   -
           Gross losses                                             (1)                    -                  -
         Investment in mutual funds:
           Gross gains                                             281                    116                140
           Gross losses                                           (181)                   (39)                (6)
                                                               -------                 ------              -----

         Totals                                                 $   99                  $  87               $134
                                                                ======                  =====               ====



5.       NET INVESTMENT INCOME

         The sources of net investment income for the years ended December 31, 1998, 1997 and 1996 were as follows:

                  (in thousands)                                1998                   1997                1996
                                                                ----                   ----                ----

         Fixed maturities                                     $  8,534                 $6,617            $   836
         Cash and cash equivalents                               1,717                  1,153                685
         Investment in mutual funds                              1,013                    554                144
         Policy loans                                               45                     28                  5
                                                           -----------              ---------         ----------

         Total investment income                                11,309                  8,352              1,670

         Investment expenses                                       179                    171                 84
                                                            ----------               --------          ---------

         Net investment income                                 $11,130                 $8,181             $1,586
                                                               =======                 ======             ======



6.       INCOME TAXES

         The significant components of income tax expense (benefit) for the years ended December 31, are as follows:

                (in thousands)                                 1998                  1997                  1996
                                                               ----                  ----                  ----

         Current tax expense                                  $22,384                $20,108              $12,865

         Deferred tax benefit                                 (14,230)                (9,630)             (16,903)
                                                             --------              ---------             --------

         Total income tax expense (benefit)                  $  8,154                $10,478             ($ 4,038)
                                                             ========                =======              =======

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


         The tax effects of significant items comprising the Company's deferred tax balance as of December 31, 1998 and 1997, are as follows:

                  (in thousands)                                         1998                         1997
                                                                         ----                         ----

         Deferred tax liabilities:
             Deferred acquisition costs                                ($210,731)                  ($159,766)
             Payable to reinsurers                                       (25,585)                    (25,369)
             Policy fees                                                    (859)                       (656)
             Unrealized investment gains and losses                       (2,069)                       (514)
                                                                     -----------                -------------

             Total                                                      (239,244)                   (186,305)
                                                                       ---------                   ---------

         Deferred tax assets:
             Net separate account liabilities                            225,600                     175,872
             Reserve for future contractowner benefits                    13,128                      15,121
             Other reserve differences                                    25,335                      10,534
             Deferred compensation                                         9,619                       7,187
             Surplus notes interest                                        3,375                       2,729
             Foreign exchange translation                                    166                         154
             Other                                                           882                         882
                                                                    ------------                ------------

             Total                                                       278,105                     212,479
                                                                       ---------                   ---------

             Income tax receivable - deferred                          $  38,861                   $  26,174
                                                                       =========                   =========

         Management believes that based on the taxable income produced in the current year and the continued growth in annuity products, the Company will produce sufficient taxable income in the future to realize its deferred tax asset. As such, the Company released the deferred tax valuation allowance of $9,325,000 in 1996.

         The income tax expense was different from the amount computed by applying the federal statutory tax rate of 35% to pre-tax income from continuing operations as follows:

                  (in thousands)                                     1998              1997                 1996
                                                                     ----              ----                 ----

         Income (loss) before taxes
             Domestic                                              $45,435             $39,464             $23,366
             Foreign                                                (2,514)             (1,438)               (781)
                                                                 ---------           ---------           ---------
             Total                                                  42,921              38,026              22,585

             Income tax rate                                            35%                 35%                 35%
                                                                 ---------           ---------           ---------

         Tax expense at federal
             statutory income tax rate                              15,022              13,309               7,905

         Tax effect of:
             Change in valuation allowance                               -                  -               (9,325)
             Dividend received deduction                            (9,085)             (4,585)             (2,266)
             Losses of foreign subsidiary                              880                 503                 273
             Meals and entertainment                                   487                 340                  43
             State income taxes                                        673                 577                 356
             Other                                                     177                 334              (1,024)
                                                                  --------             -------           ---------

         Income tax expense (benefit)                             $  8,154             $10,478           ($  4,038)
                                                                  ========             =======            =========


                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


7.       RECEIVABLE FROM/PAYABLE TO AFFILIATES

         Certain operating costs (including personnel, rental of office space, furniture, and equipment) have been charged to the Company at cost by
         American Skandia  Information  Services  and  Technology   Corporation
         ("ASIST"), an affiliated company; and likewise, the Company has charged operating costs to ASISI. The total cost to the Company for these items was $7,722,000, $5,572,000 and $11,581,000 for the years ended December
         31, 1998, 1997 and 1996, respectively. Income received for these items was $1,355,000, $3,225,000 and $1,148,000 for the years ended December
         31, 1998, 1997 and 1996, respectively. Amounts receivable from affiliates under these arrangements were $98,000 and $549,000 as of December 31, 1998 and 1997, respectively. Amounts payable to affiliates under these arrangements were $551,000 and $264,000 as of December 31, 1998 and 1997, respectively.


8.       FUTURE FEES PAYABLE TO PARENT

         In a series of transactions with its Parent, the Company sold certain rights to receive future fees and contract charges expected to be realized on variable portions of designated blocks of deferred annuity contracts. The effective dates and issue periods these transactions cover are as follows:


                             Closing    Effective        Contract Issue
            Transaction       Date         Date              Period
            -----------     --------    ---------      -----------------

               1996-1       12/16/96      9/1/96       1/1/94 -  6/30/96
               1997-1        7/23/97      6/1/97       3/1/96 -  4/30/97
               1997-2       12/30/97     12/1/97       5/1/95 - 12/31/96
               1997-3       12/30/97     12/1/97       5/1/96 - 10/31/97
               1998-1        6/30/98      6/1/98       1/1/97 -  5/31/98
               1998-2       11/10/98     10/1/98       5/1/97 -  8/31/98
               1998-3       12/30/98     12/1/98       7/1/96 - 10/31/98


        In connection with these transactions, the Parent issued collateralized notes in a private placement which are secured by the rights to receive future fees and charges purchased from the Company.

        Under the terms of the Purchase Agreements, the rights sold provide for the Parent to receive a percentage of future mortality and expense charges and contingent deferred sales charges, after reinsurance, expected to be realized over the remaining surrender charge period of the designated contracts (6 to 8 years). The percentage is 100% on transactions 1997-3 and 1998-3 and 80% on all other transactions.

        The Company did not sell the right to receive future fees and charges after the expiration of the surrender charge period.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


        The proceeds from the sales have been recorded as a liability and are being amortized over the remaining surrender charge period of the designated contracts using the interest method. The present value of the transactions as of the respective effective date was as follows:

         (in thousands)
                                                               Present
           Transaction             Discount Rate                Value
           -----------             -------------               -------
             1996-1                    7.5%                    $50,221
             1997-1                    7.5%                     58,767
             1997-2                    7.5%                     77,552
             1997-3                    7.5%                     58,193
             1998-1                    7.5%                     61,180
             1998-2                    7.0%                     68,573
             1998-3                    7.0%                     40,128

        Payments representing fees and charges in the aggregate amount of $69,226,000, $22,250,000 and $0, were made by the Company to the Parent for the years ended December 31, 1998, 1997 and 1996, respectively. Related interest expense of $22,978,000, $6,842,000 and $42,000 has been included in the statement of income for the years ended December 31, 1998, 1997 and 1996, respectively.

        Expected payments of future fees payable to Parent as of December 31, 1998 are as follows:

                                     Year Ended
          (in thousands)            December 31,                    Amount
                                    ------------                  ----------
                                       1999                       $   64,520
                                       2000                           68,403
                                       2001                           67,953
                                       2002                           64,238
                                       2003                           54,382
                                       2004                           35,601
                                       2005                           12,441
                                       2006                            1,440
                                                                  ----------
                                       Total                      $  368,978
                                                                  ==========

        The Commissioner of the State of Connecticut has approved the sale of future fees and charges; however, in the event that the Company becomes subject to an order of liquidation or rehabilitation, the Commissioner has the ability to stop the payments due to the Parent under the Purchase Agreement subject to certain terms and conditions.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


9.      LEASES

        The Company leases office space under a lease agreement established in 1989 with ASIST. The lease expense for 1998, 1997 and 1996 was $3,588,000, $2,428,000 and $1,583,000, respectively. Future minimum lease payments per year and in aggregate as of December 31, 1998 are as follows:

         (in thousands)        1999                           $  3,619
                               2000                              5,070
                               2001                              5,070
                               2002                              5,070
                               2003                              5,070
                               2004 and thereafter              40,271
                                                              --------

                               Total                          $ 64,170
                                                              ========

10.     RESTRICTED ASSETS

        To comply with certain state insurance departments' requirements, the Company maintains cash, bonds and notes on deposit with various states. The carrying value of these deposits amounted to $3,747,000 and $3,757,000 as of December 31, 1998, and 1997, respectively. These deposits are required to be maintained for the protection of contractowners within the individual states.


11.     RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

        Statutory basis shareholder's equity was $285,553,000 and $294,586,000 at December 31, 1998 and 1997, respectively.

        The statutory basis net loss was $13,152,000, $8,970,000 and $5,405,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

        Under various state insurance laws, the maximum amount of dividends that can be paid to shareholders without prior approval of the state insurance department is subject to restrictions relating to statutory surplus and net gain from operations. At December 31, 1998, no amounts may be distributed without prior approval.


12.     EMPLOYEE BENEFITS

        The Company has a 401(k) plan for which substantially all employees are eligible. Under this plan, the Company contributes 3% of salary for all participating employees and matches employee contributions at a 50%
        level up to an additional 3% Company contribution. Company contributions to this plan on behalf of the participants were $2,115,000, $1,220,000 and $850,000 for the years ended December 31,
        1998, 1997 and 1996, respectively.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                         (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


        The Company has a deferred compensation plan, which is available to the internal field marketing staff and certain officers. Company contributions to this plan on behalf of the participants were $342,000, $270,000 and $245,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

        The Company and an affiliate cooperatively have a long-term incentive plan under which units are awarded to executive officers and other personnel. The program consists of multiple plans, with a new plan instituted each year. Generally, participants must remain employed by the Company or its affiliates at the time such units are payable in order to receive any payments under the plan. The accrued liability representing the value of these units was $21,372,000 and $15,720,000 as of December 31, 1998 and 1997, respectively. Payments under this plan were $2,407,000, $1,119,000 and $602,000 for the years ended
        December 31, 1998, 1997, and 1996, respectively.

13.     REINSURANCE

        The effect of reinsurance for the years ended December 31, 1998, 1997 and 1996 is as follows:

         (in thousands)                                    1998
                                                           ----
                                  Policy                 Change in             Return Credited
                             Charges and Fees         Policy Reserves         to Contractowners
                             ----------------         ---------------         -----------------
         Gross                   $215,425                $   691                  ($8,921)
         Ceded                     29,214                   (362)                       9
                                 --------                -------                  -------
         Net                     $186,211                $ 1,053                  ($8,930)
                                 ========                =======                  =======


                                                            1997
                                                            ----
                                  Policy                 Change in             Return Credited
                             Charges and Fees         Policy Reserves         to Contractowners
                             ----------------         ---------------         -----------------
         Gross                   $144,417                   $955                    ($1,972)
         Ceded                     23,259                    918                         46
                                 --------                  -----                    -------
         Net                     $121,158                  $  37                    ($2,018)
                                 ========                  =====                     ======


                                                            1996
                                                            ----
                                  Policy                 Change in              Return Credited
                             Charges and Fees         Policy Reserves          to Contractowners
                             ----------------         ---------------          -----------------
         Gross                    $87,370                   $815                     $779
         Ceded                     17,590                    180                      106
                                 --------                  -----                    -----
         Net                      $69,780                   $635                     $673
                                  =======                   ====                     ====


        Such ceded reinsurance does not relieve the Company of its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


14.    SURPLUS NOTES

       The Company has issued surplus notes to its Parent in exchange for cash. Surplus notes outstanding as of December 31, 1998 and 1997 were as follows:

              (in thousands)
                                                                                    Interest for the
                                        Interest      1998        1997           Years Ended December 31,
              Issue Date                  Rate       Amount      Amount        1998        1997       1996
              ----------                  ----       ------      ------        ----        ----       ----

         December 29, 1993                6.84%    $      -    $ 20,000       $ 1,387    $ 1,387    $ 1,391
         February 18, 1994                7.28%      10,000      10,000           738        738        740
         March 28, 1994                   7.90%      10,000      10,000           801        801        803
         September 30, 1994               9.13%      15,000      15,000         1,389      1,389      1,392
         December 28, 1994                9.78%      14,000      14,000         1,388      1,388      1,392
         December 19, 1995                7.52%      10,000      10,000           762        762        765
         December 20, 1995                7.49%      15,000      15,000         1,139      1,139      1,142
         December 22, 1995                7.47%       9,000       9,000           682        682        684
         June 28, 1996                    8.41%      40,000      40,000         3,411      3,411      1,747
         December 30, 1996                8.03%      70,000      70,000         5,699      5,699         31
                                                   --------    --------       -------    -------    -------      -
         Total                                     $193,000    $213,000       $17,396    $17,396    $10,087
                                                   ========    ========       =======    =======    =======

        The surplus note for $20,000,000 dated December 29, 1993 was converted to additional paid-in capital on December 31, 1998.

        All surplus notes mature seven years from the issue date.

        Payment of interest and repayment of principal for these notes is subject to certain conditions and require approval by the Insurance Commissioner of the State of Connecticut. At December 31, 1998 and 1997, $9,644,000 and $7,796,000, respectively, of accrued interest on surplus notes was not approved for payment under these criteria.


15.     SHORT-TERM BORROWING

        The Company had a $10 million short-term loan payable to the Parent at December 31, 1998 and 1997. The total interest expense to the Company was $622,000, $642,000 and $643,000 and for the years ended December 31, 1998, 1997 and 1996, respectively, of which $182,000 and $201,000 was payable as of December 31, 1998 and 1997, respectively.


16.     CONTRACT WITHDRAWAL PROVISIONS

        Approximately 99% of the Company's separate account liabilities are subject to discretionary withdrawal by contractowners at market value or with market value adjustment. Separate account assets which are carried at fair value are adequate to pay such withdrawals which are generally subject to surrender charges ranging from 10% to 1% for contracts held less than 10 years.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


17.     SEGMENT REPORTING

        In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards related to disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statement periods beginning after December 15, 1997.

        During 1998, to complement its annuity products, the Company launched specific marketing and operational activities towards the release of variable life insurance and qualified retirement plan annuity products. As of December 31, 1998, sales were not significant enough to warrant full segment disclosures. Sales, as measured by premium received, for the year ended December 31, 1998 and assets under management as of December 31, 1998, for the respective segments were as follows:

                      (in thousands)                   Variable         Variable      Qualified
                                                        Annuity           Life           Plans         Total
                                                     ------------       --------      ---------     -----------
         Sales                                        $ 4,122,272        $1,188        $36,202      $ 4,159,662
                                                      ===========        ======        =======      ===========

         Assets under management                      $17,809,437        $1,295        $44,029      $17,854,761
                                                      ===========        ======        =======      ===========

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                          (a wholly-owned subsidiary of
                         Skandia Insurance Company Ltd.)

             Notes to Consolidated Financial Statements (continued)


18.     QUARTERLY FINANCIAL DATA (UNAUDITED)

        The  following  table  summarizes   information  with  respect  to  the
        operations of the Company on a quarterly basis:


                   (in thousands)                                            Three Months Ended
                                                     March 31          June 30        September 30       December 31
                                                     --------          -------        ------------       -----------
                      1998
                      ----
         Premiums and other insurance
            revenues                                  $ 50,593          $ 57,946         $ 62,445          $ 67,327
         Net investment income                           3,262             2,410            2,469             2,989
         Net realized capital gains (losses)               156                13              (46)              (24)
                                                      --------          --------         --------          --------
         Total revenues                                 54,011            60,369           64,868            70,292

         Benefits and expenses                          46,764            42,220           48,471            69,164
                                                      --------          --------         --------          --------

         Pre-tax net income                              7,247            18,149           16,397             1,128

         Income taxes                                    1,175             4,174            2,223               582
                                                      --------          --------         --------          --------

         Net income                                   $  6,072          $ 13,975         $ 14,174          $    546
                                                      ========          ========         ========          ========


                       1997
                       ----
         Premiums and other insurance
            revenues                                  $ 30,186          $ 34,056         $ 41,102          $ 44,402
         Net investment income                           1,369             2,627            2,031             2,154
         Net realized capital gains                         20                43               21                 3
                                                      --------          --------         --------          --------
         Total revenues                                 31,575            36,726           43,154            46,559

         Benefits and expenses                          18,319            30,465           31,179            40,025
                                                      --------          --------         --------          --------

         Pre-tax net income                             13,256             6,261           11,975             6,534

         Income taxes                                    4,260             2,614            3,354               250
                                                      --------          --------         --------          --------

         Net income                                   $  8,996          $  3,647         $  8,621          $  6,284
                                                      ========          ========         ========          ========


                       1996
                       ----
         Premiums and other insurance
            revenues                                  $ 16,606          $ 20,453         $ 22,366          $ 26,906
         Net investment income                             455               283              270               578
         Net realized capital gains                         92                13                6                23
                                                      --------          --------         --------          --------
         Total revenues                                 17,153            20,749           22,642            27,507

         Benefits and expenses                          12,725             9,430           17,007            26,304
                                                      --------         ---------         --------          --------

         Pre-tax net income                              4,428            11,319            5,635             1,203

         Income taxes                                    1,769             3,624            3,096           (12,527)
                                                      --------         ---------         --------          --------

         Net income                                   $  2,659         $   7,695         $  2,539          $ 13,730
                                                      ========         =========         ========          ========


        As described in Note 6, the valuation allowance relating to deferred income taxes was released during the three months ended December 31, 1996.

              APPENDIX B - ILLUSTRATION OF MARKET VALUE ADJUSTMENT

         The formula used to determine the market value adjustment ("MVA") is applied as of the date we receive a request In Writing for a full or partial surrender. When choosing an alternate Guarantee Period, the formula is applied as of the first business day after the date we receive all the information we need to process your request. Values and time durations used in the formula are as of such date. Current Rates and available Guarantee Periods are those for your type of Contract. The formula is:

                  [ (1+I) / (1+J+ the adjustment amount) ] N/12

                                     where:

         I is the Guarantee Rate applicable to the Guarantee Period for your Contract;

         J is the Current Rate for the Guarantee Period equal to the number of years (rounded to the next higher number when occurring on other than an anniversary of the beginning of the current Guarantee Period) remaining in your current Guarantee Period ("Remaining Period");

         N is the number of months (rounded to the next higher number when occurring on other than a monthly anniversary of the beginning of the current Guarantee Period) remaining in your Guarantee Period.

         Nonetheless, a full or partial surrender at the end of a Guarantee Period is not affected by the MVA.

         If we are no longer offering a Guarantee Period equal to the Remaining Period but are offering Guarantee Periods that are both shorter and longer than the Remaining Period, we will interpolate a rate for J between our Current Rates for the next shortest and next longest Guarantee Periods then being offered. If we are no longer offering a Guarantee Period equal to the Remaining Period and also are no longer offering Guarantee Periods that are both longer and shorter than the Remaining Period, we will determine rates for both I and J based on the Moody's Corporate Bond Yield Average - Monthly Average Corporates (the "Average"), as published by Moody's Investor Services, Inc., its successor, or an equivalent service should such Average no longer be published by Moody's. For determining I, we will use the Average for the applicable Guarantee Period published on or immediately prior to the start of your current Guarantee Period. For determining J, we will use the Average for the Remaining Period published on or immediately prior to the date the MVA is calculated.

         In the special case where I = J, the MVA is set equal to 1.

         The following examples show the effect of the MVA on a surrender. The examples assume surrender charges do not apply and:

Interim Value at Beginning of Guarantee Period:                        $50,000

Guarantee Period:                                                      5 years

Guarantee Rate:                                                        5% effective annual rate

Date of Calculation:                                                   End of the third year since
                                                                       the beginning of the
                                                                       Guarantee Period
                                                                       (two exact years remaining
                                                                       to the end of the Guarantee
                                                                       Period)

Adjustment Amount:                                                     0.25% of interest

                          Example of Upward Adjustment

Assume J = 3.5% (Current Rate for Contracts electing a two year Guarantee
 Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0375] 2 = 1.024242

Net Surrender Value = Interim Value X MVA = $59,284.38.


                         Example of Downward Adjustment

Assume J = 6% (Current Rate for Contracts electing a two year Guarantee Period)

At this point I = 5% (0.05) and N = 24 (number of months remaining in the Guarantee Period)

Interim Value prior to application of MVA:  $57,881.25.

MVA = [(1+I)/(1+J+0.0025)] N/12 = [1.05/1.0625] 2 = .97661

Net Surrender Value = Interim Value X MVA = $56,527.35.

--------------------------------------------------------------------------------

                 APPENDIX C - ILLUSTRATION OF INTEREST CREDITING

THIS EXAMPLE ASSUMES NO PARTIAL SURRENDERS DURING THE GUARANTEE PERIOD. WHETHER A SURRENDER CHARGE APPLIES TO ANY INTERIM PARTIAL SURRENDERS OR TO A FULL OR PARTIAL SURRENDER AT THE END OF THE GUARANTEE PERIOD DEPENDS ON THE STRUCTURE OF SURRENDER CHARGES AS SHOWN IN YOUR CONTRACT, AND WHETHER THAT GUARANTEE PERIOD EXTENDS BEYOND THE DATE SURRENDER CHARGES APPLY. THE MARKET VALUE ADJUSTMENT WOULD APPLY TO ANY INTERIM PARTIAL SURRENDER EXCEPT, WHERE REQUIRED BY LAW, AN INTERIM PARTIAL SURRENDER OCCURRING NOT MORE THAN 30 DAYS BEFORE THE END OF A GUARANTEE PERIOD.

THE HYPOTHETICAL INTEREST RATE USED IS ILLUSTRATIVE ONLY AND IS NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED FOR ANY CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN CONTRACT AT ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

In this example the Guarantee Period begins on the Contract Date. Should an alternate Guarantee Period be chosen, Guarantee Periods may begin and end on other than anniversaries of the Contract Date.

Interim Value  at beginning of Guarantee Period:              $50,000

Guarantee Period:                                             5 Years

Guaranteed Rate:                                              5% Effective Annual Rate


                                                 Interest Credited                               Cumulative
                                                      During                                      Interest
              Year                                 Contract Year                                  Credited
              ----                                 -------------                                  --------
                1                                   $2,500.00                                     $2,500.00
                2                                    2,625.00                                      5,125.00
                3                                    2,756.25                                      7,881.25
                4                                    2,894.06                                     10,775.31
                5                                    3,038.77                                     13,814.08


                             ADDITIONAL INFORMATION

                            Inquiries   will  be   answered   by  calling   your
representative or by writing to:

                   American Skandia Life Assurance Corporation

                                       at

                                  P.O. Box 883
                           Shelton, Connecticut 06484

                                       or

                           customerservice@Skandia.com

Issued by:                                                          Serviced by:

AMERICAN SKANDIA LIFE                                      AMERICAN SKANDIA LIFE
ASSURANCE CORP.                                                  ASSURANCE CORP.
One Corporate Drive                                                 P.O. Box 883
Shelton, Connecticut 06484                            Shelton, Connecticut 06484
Telephone: 1-800-752-6342                             Telephone:  1-800-752-6342
http://www.AmericanSkandia.com                    http://www.AmericanSkandia.com



                                 Distributed by:
                    AMERICAN SKANDIA MARKETING, INCORPORATED
                               One Corporate Drive
                           Shelton, Connecticut 06484
                             Telephone: 203-926-1888
                         http://www.AmericanSkandia.com





gma

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

                  Not Applicable

Item 15.          Indemnification of Directors and Officers

                  Under Section 33-320a of the Connecticut General Statutes, the Registrant must indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses including attorneys' fees, for actions brought or threatened to be brought against him in his capacity as a director or officer when certain disinterested parties determine that he acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant. In any criminal action or proceeding, it also must be determined that the director or officer had no reason to believe his conduct was unlawful. The director or officer must also be indemnified when he is successful on the merits in the defense of a proceeding or in circumstances where a court determines that he is fairly and reasonably entitled to be indemnified, and the court approves the amount. In shareholder derivative suits, the director or officer must be finally adjudged not to have breached his duty to the Registrant, or a court must determine that he is fairly and reasonably entitled to be indemnified and must approve the amount. In a claim based upon the director's or officer's purchase or sale of the Registrant's securities, the director or officer may obtain indemnification only if a court determines that, in view of all the circumstances, he is fairly and reasonably entitled to be indemnified and then for such amount as the court shall determine. The By-Laws of Skandia Life also provide directors and officers with rights of indemnification, consistent with Connecticut law.

                  The  foregoing  statements  are subject to the  provisions  of
Section 33-320a.

                  Directors and officers of Skandia Life and American Skandia Marketing, Incorporated ("ASM, Inc.") can also be indemnified pursuant to Indemnity Agreements between each director and officer and American Skandia Investment Holding Corporation, a corporation organized under the laws of the state of Delaware. The provisions of the Indemnity Agreements are governed by
                  Section 45 of the General Corporation Law of the State of Delaware.

                  The directors and officers of Skandia Life and ASM, Inc. are covered under a directors and officers liability insurance policy issued to Skandia Insurance Company Ltd., their ultimate parent. Such policy will reimburse Skandia Life or ASM, Inc., as applicable, for any payments that it shall make to directors, officers and controlling persons of Registrant pursuant to law and, subject certain exclusions in the policy, will pay any other costs, charges, expenses, settlements or judgements arising from any proceeding involving any director or officer of Skandia Life or ASM, Inc., as applicable in his or her past present capacity as such.


Item 16.          Exhibits

         Exhibits                                                                                          Page

1        Underwriting  agreement  incorporated  by reference  to  Post-Effective
         Amendment  No. 1 to  Registration  Statement No.  333-25733,  filed via
         EDGAR March 2, 1998.

2        Plan of acquisition, reorganization, arrangement, liquidation or succession                 Not applicable

3 Articles of incorporation and by-laws Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement No. 33-87010, filed via EDGAR March 2, 1998.

4        Instruments   defining  the  rights  of  security  holders,   including
         indentures (Incorporated by reference to initial Registration Statement
         No.   33-89676,   filed   February  22,  1995)  FILED  VIA  EDGAR  with
         Post-Effective Amendment No. 3 to this Registration Statement No.
         33-89676, filed April 28, 1998.

5        Opinion re legality                                                              (included as Exhibit 23b)

6 - 9                                                                                                Not applicable

10       Material contracts (Investment Management Agreement)

(a) Agreement with J.P. Morgan Investment Management Inc. incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement
         No. 333-00941, filed via EDGAR February 25, 1997.

(b)      Agreement  with  Fleet  Investment   Advisors  Inc.,   incorporated  by
         reference to Post-Effective  Amendment No. 1 to Registration  Statement
         No. 333-00941, filed via EDGAR February 25, 1997

11 - 22                                                                                              Not applicable

23a      (1) Consent of Ernst & Young LLP                         FILED HEREWITH
         (2) Consent of Deloitte & Touche LLP                     FILED HEREWITH

23b      Opinion & Consent of Werner & Kennedy                    FILED HEREWITH

24       Power of Attorney

         Directors  Boronow,  Campbell,  Carendi,  Danckwardt,  Dokken,  Sutyak,
         Mazzaferro,  Moberg, Soderstrom, Tracy, Svensson, Brunetti, and Collins
         filed via EDGAR in the initial  Registration  Statement to Registration
         Statement No. 333-25733, filed April 24, 1997
25 - 28                                                                                              Not applicable
-------------------------------------------------------------------------------------------------------------------

An index to the financial statement schedules is omitted because it is not required or is not applicable.


Item 17.          Undertakings

                  The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,   post-effective   amendments   to   this   registration
                  statement:

                  (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material  information with respect to the
                  plan  of   distribution   not  previously   disclosed  in  the
                  registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                    Exhibits

Exhibit 23a       (1) Consent of Ernst & Young LLP
                  (2) Consent of Deloitte & Touche LLP

Exhibit 23b       Opinion & consent of Werner & Kennedy



                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, April 28, 1999.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                   Registrant


By:/s/ Kathleen A. Chapman                       Attest:/s/ Scott K. Richardson
Kathleen A. Chapman, Assistant Corporate Secretary          Scott K. Richardson

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                               Title                              Date

                                             (Principal Executive Officer)


           Jan R. Carendi*                        Chief Executive Officer,            April 28, 1999
           Jan R. Carendi                    Chairman of the Board and Director

                                             (Principal Financial Officer)
   /s/ Thomas M. Mazzaferro                  Executive Vice President and             April 28, 1999
        Thomas M. Mazzaferro                       Chief Financial Officer

                                             (Principal Accounting Officer)
  /s/ David R. Monroe                              Vice President and                 April 28, 1999
        David R. Monroe                                Controller



                              (Board of Directors)


          Jan. R. Carendi*                           Gordon C. Boronow*                Malcolm M. Campbell*
           Jan. R. Carendi                            Gordon C. Boronow                 Malcolm M. Campbell

         Henrik Danckwardt*                           Amanda C. Sutyak*                   Wade A. Dokken*
          Henrik Danckwardt                           Amanda C. Sutyak                    Wade A. Dokken

       Thomas M. Mazzaferro*                          Gunnar Moberg*                  Bayard F. Tracy*
        Thomas M. Mazzaferro                            Gunnar Moberg                     Bayard F. Tracy

        Anders Soderstrom*                          C. Ake Svensson*                 Lincoln R. Collins**
          Anders Soderstrom                           C. Ake Svensson                   Lincoln R. Collins

                                                  Nancy F. Brunetti*
                                                    Nancy F. Brunetti


                                *By: /s/Kathleen A. Chapman
                                        Kathleen A. Chapman

*Pursuant to Powers of Attorney  filed with Initial Registration Statement No. 333-25733
